Exhibit 10.2

Execution Version

RECEIVABLES PURCHASE AGREEMENT

Dated as of October 2, 2023

by and among

JARDEN RECEIVABLES, LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers and as Group Agents,

ROYAL BANK OF CANADA,

as Administrative Agent,

and

NEWELL BRANDS INC.,

as initial Servicer,

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

EXHIBITS

EXHIBIT A	—	Form of Investment Request
EXHIBIT B	—	Form of Reduction Notice
EXHIBIT C	—	Form of Assignment and Acceptance Agreement
EXHIBIT D	—	Form of Assumption Agreement
EXHIBIT E	—	Form of Lock-Box Transfer Notice
EXHIBIT F	—	Reserved
EXHIBIT G	—	Form of Information Package
EXHIBIT H	—	Form of Compliance Certificate
EXHIBIT I	—	Closing Memorandum

SCHEDULES

SCHEDULE I	—	Commitments
SCHEDULE II	—	Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE III	—	Notice Addresses
SCHEDULE IV	—	Reserved
SCHEDULE V	—	Obligor Excluded Receivable
SCHEDULE VI	—	List of Originators

-v-

This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 2, 2023 by and among the following parties:

(i) JARDEN RECEIVABLES, LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii) the Persons from time to time party hereto as Purchasers and as Group Agents;

(iii) ROYAL BANK OF CANADA (“RBC”), as Administrative Agent; and

(v) NEWELL BRANDS INC., a Delaware corporation, in its individual capacity (“Newell”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”).

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Receivables Sale Agreement. The Seller desires to sell certain of the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts, that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Collection Account Bank without the written consent of the Administrative Agent or upon prior written notice to the Administrative Agent.

“Adjusted SOFR Rate” means, for any Tranche Period, an interest rate per annum equal to the sum of the applicable SOFR Rate and the SOFR Adjustment for such Tranche Period.

“Administrative Agent” means RBC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(g).

“Adverse Claim” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or other pledge and security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, lease intended as, or having the effect of, security, or other title retention agreement).

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Purchaser Party, each Program Support Provider, each Liquidity Agent and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder(s) of its Equity Interests. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% (or, solely for purposes of the definition of “Concentration Limit”, 30%) or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the Aggregate Capital at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Rate” for any Tranche during any Tranche Period means an interest rate per annum equal the Adjusted SOFR Rate for such Tranche Period; provided, however, that in case of:

(a) any Tranche Period with respect to which the Adjusted SOFR Rate is not available pursuant to Section 5.04,

(b) any Tranche Period of less than one month in respect of which the Group Agents have not agreed to permit Yield to accrue by reference to the Adjusted SOFR Rate,

(c) any Tranche Period as to which the applicable Purchaser does not receive a request, by no later than 1:00 P.M. (New York City time) on the second Business Day preceding the first day of such Tranche Period, that the related Tranche be funded at the Adjusted SOFR Rate,

(d) any Tranche Period for a Tranche, the Portion of Capital of which is less than $500,000 in respect of which the Group Agents have not agreed to permit Yield to accrue by reference to the Adjusted SOFR Rate, or

(e) any Tranche Period for which the Seller elects to fund the related Tranche at the Base Rate,

the Alternative Rate for such Tranche Period shall be an interest rate per annum equal to the Base Rate in effect from time to time during such Tranche Period.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which the Seller or any of its Subsidiaries conduct business.

“Anti-Terrorism Laws” means any law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(i).

“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel (limited to one legal counsel and, if necessary, one firm of local counsel in each applicable jurisdiction).

“Audit” has the meaning set forth in Section 8.01(d).

“Authorized Officer” means, with respect to any Person, the general counsel, chief legal officer, the president, the chief executive officer, the chief financial officer, the chief operating officer, the treasurer, the assistant treasurer, any vice president of such Person and any other officer of such Person or employee who is involved in the day to day operations of the Seller or the Servicer with respect to the Pool Receivables and reporting thereon.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as amended from time to time, or any successor thereto.

“Base Rate”means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Federal Funds Rate, plus 0.50%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Beneficial Owner” shall mean, for the Seller, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the capital stock, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests in the Seller and (b) a single individual with significant responsibility to control, manage, or direct the Seller.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means any day other than (i) a Saturday, Sunday or public holiday or the equivalent for banks in New York City, New York, (ii) if the term “Business Day” is used in connection with SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day and (iii) if the term “Business Day” is used with respect to any Notes based on the CP Rate, any day on which commercial paper markets in the United States are not open.

“Business Sale” means the sale by the Business Sellers to unrelated third parties of certain business units or other assets of an Originator and consented to by the Administrative Agent and the Purchasers, such consent not to be unreasonably withheld, conditioned or delayed.

“Business Sellers” means Newell and certain Subsidiaries of Newell, as the context may require.

“Canadian Dollars” means the lawful money of Canada.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Receivables Balance at such time, minus (b) the Required Reserves at such time.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capitalized Lease” of a Person means a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Capitalized Lease Obligations” means, as to any Person, the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP; provided, that (a) for purposes of determining compliance with any provision of this Agreement or any other Transaction Document, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

“Certificate of Beneficial Ownership” means, for the Seller, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934) of 35% or more (by number of votes) of the outstanding shares of voting stock of Newell; (ii) any “Change in Control” or other terms of similar meaning occurs with respect to Newell under any Material Debt Agreement to which it is a party if the effect of such occurrence is to cause, or (with the giving of notice or lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, either alone or together with the occurrence of one or more additional events, such Indebtedness to become due prior to its stated maturity or to permit the termination of the commitment to lend pursuant to any such instrument or agreement, or to cause Newell to make an offer to such holder or holders to prepay, repurchase or redeem such Indebtedness prior to its stated maturity; (iii) Newell ceases to own, directly or indirectly, 100% of the Equity Interests of the Servicer (if the Servicer is a Subsidiary of Newell) or any Originator; provided, that a Permitted Disposition shall not constitute a “Change of Control” under this clause (iii); provided, further that a failure to own, directly or indirectly, 100% of the outstanding Equity Interests of any Originator shall not constitute a “Change of Control” under this clause (iii) if contemporaneously therewith the Originator is removed as a party to the Receivables Sale Agreement; or (iv) Newell ceases to own, directly or indirectly, 100% of the Equity Interests of the Seller free and clear of any Adverse Claim.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means October 2, 2023.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means each account in the name of the Seller for the benefit of the Administrative Agent and, from and after the Post-Closing Date, subject to an Account Control Agreement as set forth in Section 9.03, for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collection Notice” means a notice in the form attached to an Account Control Agreement pursuant to which the Administrative Agent notifies the applicable Collection Account Bank that it is exercising its right to exclusive control of the applicable Collection Account.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Combined Reserve Percentage” means, at any time, the greater of (a) the sum (expressed as a percentage) of (i) the Loss Reserve Ratio at such time and (ii) the Dilution Reserve Ratio at such time and (b) the sum (expressed as a percentage) of (i) the Reserve Floor at such time and (ii) the product of the Expected Dilution Ratio and the Dilution Horizon Ratio at such time.

“Commercial Paper” means commercial paper promissory notes issued by a Conduit Purchaser or its Related CP Issuer, if any, in the commercial paper market.

“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.

“Committed Purchasers” means RBC and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.

“Concentration Limit” means, at any time, for any Obligor and its Affiliates:

(a) if such Obligor or any of its Affiliates is a Group A Obligor 15.50%,

(b) if such Obligor or any of its Affiliates is a Group B Obligor, 7.75%,

(c) if such Obligor or any of its Affiliates is a Group C Obligor, 5.17%,

(d) if such Obligor or any of its Affiliates is a Group D Obligor and is the largest Group D Obligor (by Outstanding Balance of Eligible Receivables owing by such Obligors and their respective Affiliates), 8.00%,

(e) if such Obligor or any of its Affiliates is a Group D Obligor and is the second largest Group D Obligor (by Outstanding Balance of Eligible Receivables owing by such Obligors and their respective Affiliates), 3.50%, and

(f) if such Obligor or any of its Affiliates is a Group D Obligor (other than one of the two (2) largest Group D Obligors), 2.00%.

“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser”.

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily Simple SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Tranche Period,” timing and frequency of determining rates and making payments of Yield, or return, prepayment, conversion or continuation notices the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Seller may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent in consultation with the Seller decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contra Account” means a Receivable that may be offset by a current account payable from an Originator to the related Obligor.

“Contract” means an agreement, instrument or other writing or other arrangement, including a purchase order or invoice, pursuant to or under which a Person is obligated to pay for goods purchased from, or services rendered by, any Originator from time to time.

“Contractual Dilution Reserve” means, as of any date of determination, (i) during a Level 1 Ratings Period or Level 2 Ratings Period, an amount equal to the Dollar Equivalent of the sum of the highest amount of credits actually paid or credited with respect to the Receivables under the Rebate Program during the three (3) most recently ended Monthly Periods by each Originator and (ii) during a Level 3 Ratings Period, an amount equal to the Rebate Program Liability as of such date.

“Covered Entity” means (a) each of Seller, the Servicer, each Originator, the Parent and each of Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CP Rate”means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Purchaser to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Yield Period, the applicable Group Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to Conduit Purchasers in respect of Yield for any Yield Period with respect to any Portion of Capital funded by such Conduit Purchasers at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Purchasers had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Purchaser in the Assumption Agreement or other document pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the Administrative Agent from time to time.

“Credit and Collection Policy” means, with respect to any Receivable, the applicable credit and collection policies and practices of the Originator of such Receivable and the Servicer (or any sub-servicer) in effect on the Closing Date, a copy of which was delivered to the Administrative Agent on or prior to the Closing Date as an attachment to the Servicer’s officer certificate, and the related Obligor in each case as modified from time to time in accordance with the terms of Section 8.01(s) and Section 8.02(n).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days’ Sales Outstanding” means, with respect to any Monthly Reporting Date, a number of days equal to the product of (i) (x) the aggregate Outstanding Balance of all Pool Receivables as of the close of business on the last day of the Monthly Period immediately preceding the most recently ended Monthly Period divided by (y) the Dollar Equivalent of the aggregate amount of gross sales of the Originators generated during the most recently ended Monthly Period and (ii) 30.

“Debt Rating” means, with respect to any Person at any time, the senior unsecured debt rating assigned by S&P or Moody’s for such Person, in each case without giving effect to any third party credit enhancement.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Defaulting Purchaser” means any Purchaser, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Investments (or the Capital thereof) within two (2) Business Days of the date required to be funded by it hereunder, (b) notified the Seller, the Administrative Agent or any Purchaser outside of its Group in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Investments, (d) otherwise failed to pay over to the Administrative Agent or any other Purchaser any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amounts are the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of an Event of Bankruptcy or has a parent company that has become the subject of an Event of Bankruptcy.

“Default Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, the ratio (expressed as a percentage) determined by dividing (i) the sum, without duplication, of (a) a Receivable as to which any payment, or part thereof, remains unpaid for one hundred fifty-one (151) or more, but less than one hundred eighty (180) days from the original due date as of the most recently ended Monthly Period, plus (b) the aggregate Outstanding Balance of all Pool Receivables that were (or should have been in accordance with the applicable Credit and Collection Policy) written off during the most recently ended Monthly Period by (ii) the Dollar Equivalent of the aggregate amount of gross sales of the Originators generated during the sixth Monthly Period prior to the most recently ended Monthly Period.

“Defaulted Receivable” means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for ninety-one (91) or more days from the original due date thereof, (ii) as to which the Obligor thereof (x) is subject to an Event of Bankruptcy or (y) if a natural person, is deceased or (iii) which, consistent with the applicable Credit and Collection Policy, has been or should be written off as uncollectible.

“Deferred Revenue Accrual/Customer Deposits” means, as of any date of determination, the balance of GL account #231004 (Payments in Advance).

“Delinquency Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, the fraction (expressed as a percentage) determined as of the last day of the immediately preceding Monthly Period by dividing (i) Delinquent Receivables by (ii) the aggregate Outstanding Balance of all Pool Receivables on such date.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for sixty-one (61) or more days from the original due date thereof.

“Diluted Receivable” means that portion, and only that portion, of any Receivable which is either (a) reduced or canceled as a result of a Dilution Factor or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever.

“Dilution Factor” means any of the following factors (other than contractually obligated credits associated with volume rebates or co-op advertising customer programs accruals or any cash discount) giving rise to dilution: (i) any defective, rejected or returned merchandise or services, or any failure by any Originator to deliver any merchandise or perform any services or otherwise perform as required by the underlying Contract or invoice, (ii) any change, allowance, or cancellation of any terms of such Contract or invoice or any other adjustment by any Originator which reduces the amount payable by the Obligor on the related Receivable other than as a result of the insolvency, bankruptcy or lack of creditworthiness of such Obligor and (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction).

“Dilution Horizon Ratio” means, as of any date, a ratio (expressed as a percentage), computed as of the last day of the most recently ended Monthly Period by dividing (i) the sum of the Dollar Equivalent of the aggregate amount of gross sales of the Originators generated during the most recently ended Monthly Period by (ii) the amount equal to (x) at any time during a Level 1 Ratings Period or Level 2 Ratings Period, the Non-Defaulted Receivables Balance as of the last day of the most recently ended Monthly Period or (y) at any time during a Level 3 Ratings Period, the Net Receivables Balance as of the last day of the most recently ended Monthly Period.

“Dilution Ratio” means, as of any date, the ratio (expressed as a percentage) computed as of the last day of the most recently ended Monthly Period by dividing (i) the portion of all Receivables which became Diluted Receivables during such Monthly Period by (ii) the aggregate amount of gross sales of the Originators generated during the preceding Monthly Period.

“Dilution Reserve Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, a percentage, determined as of the last day of the immediately preceding Monthly Period, as follows:

DRR = (SF x EDR) + (DS-EDR) x (DS/EDR) x DHR

where:

SF	=	the Stress Factor;

DRR	=	the Dilution Reserve Ratio;

EDR	=	the Expected Dilution Ratio;

DS	=	the Dilution Spike; and

DHR	=	the Dilution Horizon Ratio.

“Dilution Spike” means, for any twelve (12) consecutive Monthly Periods, the highest Two-Month Dilution Ratio during such period.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in Dollars, such amount and (b) any amount denominated in Canadian Dollars, the Dollar equivalent of such amount determined by referenced to the Spot Rate determined as of such determination date.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any Person managed by a Committed Purchaser or any of its Affiliates and (iii) any other financial or other institution, but in any event excluding any Defaulting Purchaser.

“Eligible Foreign Obligor” means an Obligor which (i) (a) if a natural person, is a resident of a country other than the United States or (b) if a corporation or other business organization, is organized under the laws of a country other than the United States and has its chief executive office in a country other than the United States and (ii) is not a Sanctioned Obligor.

“Eligible Foreign Receivable” means a Receivable (i) that is denominated and payable in Dollars and is payable only in the United States and the Obligor of which is an Eligible Foreign Obligor or (ii) that is denominated and payable in Canadian Dollars and is payable only in the United States or Canada and the Obligor of which is Wal-Mart Canada Corp.

“Eligible In-Transit Receivables” means a Receivable for which the related products and goods have been shipped to the related Obligor but not delivered (per the terms of the related Contract) to the related Obligor, and the delivery of such products and goods has been insured by an independent, nationally-recognized insurance provider (which insurance is not subject to dispute) and not more than 10 days have elapsed since the date on which such products and goods were shipped but not delivered.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) that is not a Defaulted Receivable,

(b) that (i) is not an Unbilled Receivable and (ii) by its terms is due and payable in full within 360 days of the original billing date therefor,

(c) that is an “account” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(d) that is denominated and payable only in Dollars in the United States unless such Pool Receivable is an Eligible Foreign Receivable,

(e) the Obligor of which is (i) not a Sanctioned Person and (ii) is a resident of the United States unless such Obligor is an Eligible Foreign Obligor,

(f) the Obligor of which is not an Affiliate or employee of any Transaction Party,

(g) that arises under a Contract that, together with such Pool Receivable, is in full force and effect, the terms of which have not been modified (including without limitation through extending of the original term, re-billing and re-aging) except as permitted by Section 9.02 and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense, except as such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, provided, however, that a Pool Receivable that arises under a Contract that resulted in a charge-back may constitute an “Eligible Receivable” during a Level 1 Ratings Period or a Level 2 Ratings Period so long as such Pool Receivable satisfies all of the other criteria set forth in this definition of Eligible Receivable and provided further that a Pool Receivable that is a Contra Account may constitute an “Eligible Receivable” during a Level 1 Ratings Period or a Level 2 Ratings Period so long as such Pool Receivable satisfies all of the other criteria set forth in this definition of Eligible Receivable,

(h) that arises under a Contract that (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights of the related Originator or any of its assignees under such Contract, except to the extent any such requirement would be rendered ineffective under Article 9 of any applicable UCC and (B) does not contain a confidentiality provision that purports to restrict the ability of any Secured Party to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

(i) that arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the related Originator and not by any other Person (in whole or in part),

(j) that, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule or regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any material respect and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation in any material respect,

(k) that was (i) generated in accordance with and satisfies all applicable requirements of the applicable Credit and Collection Policy in all material respects and (ii) not modified or waived except as permitted under the applicable Credit and Collection Policy and this Agreement notwithstanding the proviso in clause (g) above;

(l) that was generated in the ordinary course of the related Originator’s business,

(m) that is not subject to any right of rescission, set-off (other than a Contra Account), counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the related Originator or any other Adverse Claim, other than in favor of the Administrative Agent for the benefit of the Secured Parties,

(n) as to which the related Originator and the Seller has satisfied and fully performed all obligations on its part with respect to such Pool Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, and in the case of an Eligible In-Transit Receivable, delivery to the related Obligor,

(o) all right, title and interest to and in which has been validly transferred by the related Originator directly to the Seller under and in accordance with the Receivables Sale Agreement, and as to which the Seller has good and marketable title thereto free and clear of any Adverse Claim (other than Permitted Adverse Claims),

(p) that was not created by an Obligor which is required to pay cash in advance of shipment of goods or with respect to which credit card payment terms are established, in each case due to such Obligor’s creditworthiness,

(q) that is not associated with a deferred revenue accrual (other than Deferred Revenue Accrual/Customer Deposits),

(r) in which the Administrative Agent has been granted a first-priority perfected security interest in accordance with Section 3.09, the perfection of which is governed by the Law of a jurisdiction in which the UCC is in effect,

(s) the Obligor of which has been directed to make all payments to a Lock-Box or Collection Account which from and after the Post-Closing Date is subject to a Account Control Agreement,

(t) the Obligor of which (i) during a Level 1 Ratings Period or a Level 2 Ratings Period, is not ninety-one (91) days or more past due on payment of 50% or more of the Outstanding Balance of all Receivables of such Obligor, or (ii) during a Level 3 Ratings Period, is not ninety-one (91) days or more past due on payment with respect to any Receivable of such Obligor,

(u) that is not an Excluded Receivable,

(v) that does not arise from the sale of goods on consignment,

(w) that does not arise from direct sales to consumers; and

(x) the assignment of which (and the grant of security interest in which) by the applicable Originator to the Seller pursuant to the Receivables Sale Agreement does not contravene or conflict in any material respect with any applicable law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and that does not contain an enforceable prohibition on sale or assignment or an enforceable provision requiring consent of the Obligor prior to sale or assignment, except to the extent any such requirement would be rendered ineffective under Article 9 of any applicable UCC.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Country; or (e) that would otherwise cause any actual or possible violation by the Purchasers or the Administrative Agent of any applicable Anti-Terrorism Law if the Purchasers or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of or security interest in such property, or provide services in consideration of such property.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Seller, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to an ERISA Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any ERISA Plan to meet the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, in each case, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (d) the incurrence by Seller or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (e) the receipt by Seller or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or ERISA Plans or to appoint a trustee to administer any ERISA Plan; (f) the incurrence by Seller or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any ERISA Plan or Multiemployer Plan; or (g) the receipt by Seller or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Seller or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status, within the meaning of Title IV of ERISA.

“ERISA Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Seller or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Event of Bankruptcy” means, with respect to any Person:

(a) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or seeking the entry of an order for relief or the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets; or such Person shall take any corporate or limited liability company action to authorize any of such actions; or

(b) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Event of Termination” has the meaning specified in Section 10.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Receivable” means any Receivable of a class of Receivables which any Originator begins to generate after the Closing Date or the date such Originator became a party to the Receivables Sale Agreement pursuant to Article VII thereof, as applicable, that (i) is not substantially similar to any class of Receivables generated by such Originator as of the Closing Date or the date such Originator became a party to the Receivables Sale Agreement pursuant to Article VII thereof, as applicable, and (ii) any Group Agent has determined (and has notified the Seller, the Servicer and the Originators of such determination) in its reasonable credit judgment, including, without limitation, the form or substance of the Contract under which such class of Receivables arises, that Receivables of such class shall not constitute “Eligible Receivables”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment (other than pursuant to an assignment request by the Seller pursuant to Section 5.06) or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Transaction” means the Loan and Servicing Agreement dated as of October 3, 2016 (as amended prior to the date hereof), among Seller, Newell, the financial institutions from time to time party hereto as Committed Lenders, the financial institutions from time to time party hereto as Managing Agents and their permitted successors and assigns, PNC Bank, National Association and Royal Bank of Canada, each as an Issuing Lender, PNC Bank, National Association, as the Administrative Agent for the Lenders and the Managing Agents, and PNC Capital Markets LLC, as Structuring Agent and the transactions contemplated thereby.

“Exiting Group” has the meaning set forth in Section 2.02(g).

“Expected Dilution Ratio” means as of any time the average of the Dilution Ratios for the twelve (12) most recently ended Monthly Periods.

“Facility Limit” means $275,000,000, as reduced from time to time pursuant to Section 2.02(e); provided, however during each Seasonal Period the Facility Limit means $225,000,000. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all other Seller Obligations have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party to this Agreement at law.

“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent, (ii) for RBC, RBC as a Committed Purchaser and as a Group Agent, (iii) for any other Purchaser that does not have a related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.

“Group A Obligor” means an Obligor (or, its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner guarantees such Obligor’s obligations with respect to the Pool Receivables or the Administrative Agent has consented) with: (a) a short-term rating of at least “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on its (or, its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner guarantees such Obligor’s obligations with respect to the Pool Receivables or the Administrative Agent has consented) long-term senior unsecured and uncredit-enhanced debt securities, and (b) a short-term rating of at least “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on its (or, its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner guarantees such Obligor’s obligations with respect to the Pool Receivables or the Administrative Agent has consented) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be deemed to be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above. If both a short-term and long-term rating exist for an Obligor, the short-term rating will be used and if S&P’s and Moody’s ratings for an Obligor indicate a different group for such Obligor, the higher of such ratings shall be used. If an Obligor is a Governmental Authority, such Obligor shall be deemed to have the ratings assigned to the relevant governmental unit, if any.

“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.

“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Seller and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.

“Group B Obligor” means an Obligor (or, its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner guarantees such Obligor’s obligations with respect to the Pool Receivables or the Administrative Agent has consented) that is not a Group A Obligor, with: (a) a short-term rating of at least “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” S&P on its (or, its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner guarantees such Obligor’s obligations with respect to the Pool Receivables or the Administrative Agent has consented) long-term senior unsecured and uncredit-enhanced debt securities, and (b) a short-term rating of at least “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” by Moody’s on its (or, its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner guarantees such Obligor’s obligations with respect to the Pool Receivables or the Administrative Agent has consented) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be deemed to be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above. If both a short-term and long-term rating exist for an Obligor, the short-term rating will be used and if S&P’s and Moody’s ratings for an Obligor indicate a different group for such Obligor, the higher of such ratings shall be used. If an Obligor is a Governmental Authority, such Obligor shall be deemed to have the ratings assigned to the relevant governmental unit, if any.

“Group C Obligor” means an Obligor (or, its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner guarantees such Obligor’s obligations with respect to the Pool Receivables or the Administrative Agent has consented) that is not a Group A Obligor or Group B Obligor, with: (a) a short-term rating of at least “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” by S&P on its (or, its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner guarantees such Obligor’s obligations with respect to the Pool Receivables or the Administrative Agent has consented) long-term senior unsecured and uncredit-enhanced debt securities, and (b) a short-term rating of at least “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” by Moody’s on its (or, its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner guarantees such Obligor’s obligations with respect to the Pool Receivables or the Administrative Agent has consented) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be deemed to be a “Group D Obligor” if it satisfies either clause (a) or clause (b) above. If both a short-term and long-term rating exist for an Obligor, the short-term rating will be used and if S&P’s and Moody’s ratings for an Obligor indicate a different group for such Obligor, the higher of such ratings shall be used. If an Obligor is a Governmental Authority, such Obligor shall be deemed to have the ratings assigned to the relevant governmental unit, if any.

“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Purchasers within such Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Indebtedness, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indebtedness” shall mean, as to any Person at any date (without duplication): (i) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business; (iii) all Indebtedness of others secured by an Adverse Claim on any asset of such Person, whether or not such Indebtedness is assumed by such Person (it being understood that, unless such Person shall have assumed or become liable for the payment of such Indebtedness, the amount of such Indebtedness shall be the lesser of (A) the fair market value of the asset securing such Indebtedness and (B) the stated principal amount of such Indebtedness); (iv) all Indebtedness of others Guaranteed by such Person; (v) all Capitalized Lease Obligations; (vi) reimbursement obligations of such Person (whether contingent or otherwise) in respect of bankers acceptances, surety or other bonds and similar instruments (other than commercial, standby or performance letters of credit); (vii) unpaid reimbursement obligations of such Person (other than Contingent Obligations) in respect of commercial, standby or performance letters of credit; and (viii) debt securities or obligations (including preferred debt securities) issued in connection with Securitization Transactions included as indebtedness in accordance with GAAP on a consolidated balance sheet of such Person. For purposes of the definition of “Indebtedness”, the following terms shall have the following meanings: (a) “Guarantee” of any Person shall mean any guarantee, endorsement, contingent agreement to purchase or to furnish funds for the payment or maintenance of, or any other contingent liability on or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person (including, without limitation, the liability of such Person in respect of the Indebtedness of any partnership of which such Person is a general partner), or the guarantee by such Person of the payment of dividends or other distributions upon the stock of any other Person, or the agreement by such Person to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling any other Person to make payment of its obligations or to assure a creditor against loss, and the verb “Guarantee” shall have a correlative meaning, provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business; and (b) “Securitization Transaction” of any Person shall mean any transaction or series of transactions that may be entered into by such Person or any of its Subsidiaries pursuant to which such Person or such Subsidiary, as the case may be, may sell, convey or otherwise transfer, or grant a security interest in, any receivables (whether now existing or arising in the future) of such Person or any of its Subsidiaries and any assets related thereto, including all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables and the proceeds of such receivables.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager” means a member of the board of managers of Seller who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of the Seller, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Seller, the Originators, Servicer, the Performance Guarantor or any of their respective Subsidiaries or Affiliates, (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Information Package” means a report, in substantially the form of Exhibit G.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Investment” means any payment of Capital to the Seller by a Purchaser pursuant to Section 2.01(a) or 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, binding opinion, ruling, order, executive order, injunction, writ, decree, bond, judgment, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent, under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio; Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Level 1 Ratings Period” means any period of time during which the Debt Rating of Newell is (i) BB+ or higher by S&P and (ii) Ba1 or higher by Moody’s.

“Level 2 Ratings Period” means any period of time, other than during a Level 1 Rating Period, during which the Debt Rating of Newell is (i) B+ or above by S&P and (ii) B1 or above by Moody’s.

“Level 3 Ratings Period” means any period of time during which (A) the Debt Rating of Newell is (i) equal to or lower than B by S&P or (ii) equal to or lower than B2 by Moody’s or (B) Newell ceases to have a Debt Rating by S&P or Moody’s.

“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Capital and Notes.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box” means each locked postal box with respect to which from and after the Post-Closing Date a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Lock-Box Transfer Notice” means a notice in substantially the form attached hereto as Exhibit E.

“Loss Horizon Ratio” means, as of any date, a ratio computed by dividing (i) (a) the sum of the Dollar Equivalent of the aggregate amounts of gross sales of the Originators generated during each of the four most recently ended Monthly Periods multiplied by (b) the Weighted Average Terms Factor, by (ii) the amount equal to (x) at any time during a Level 1 Ratings Period or Level 2 Ratings Period, Non-Defaulted Receivables Balance as of the last day of the most recently ended Monthly Period or (y) at any time during a Level 3 Ratings Period, the Net Receivables Balance as of the last day of the most recently ended Monthly Period.

“Loss Reserve Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, a percentage determined as of the last day of the immediately preceding Monthly Period equal to the product of (i) the Stress Factor on such date, (ii) the Loss Horizon Ratio on such date and (iii) the Loss Spike.

“Loss Spike” means, for any twelve (12) consecutive Monthly Periods, the highest Three-Month Default Ratio during such period.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups); provided, however, that in no event shall the Majority Group Agents include fewer than two (2) Group Agents at any time when there are two (2) or more Groups.

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller, the Servicer and the Originators, taken as a whole) with respect to any event or circumstance, a material adverse effect on any of the following:

(a) the assets, operations, business or financial condition of the Seller, the Servicer, the Performance Guarantor or any Originator, taken as a whole;

(b) the ability of the Seller, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, or collectability of any material portion of the Pool Receivables;

(d) the status, perfection, enforceability or priority of the Administrative Agent’s ownership or security interest in the Sold Assets or Seller Collateral; or

(e) the rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Sold Assets or the Seller Collateral.

“Material Debt Agreement” means any agreement under which any Indebtedness aggregating greater than $150,000,000 is outstanding or which provides for the incurrence of Indebtedness of greater than $150,000,000.

“Monthly Period” means each calendar month.

“Monthly Reporting Date” means the fifteenth (15th) day of each Monthly Period (or, if such day is not a Business Day, the next succeeding Business Day).

“Monthly Reporting Period” means any Level 1 Ratings Period or Level 2 Ratings Period.

“Monthly Settlement Date” means the second Business Day after each Monthly Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

“Net Receivables Balance” means at any time, an amount equal to the Outstanding Balances of all Receivables then in the Receivables Pool reduced, without duplication, by the sum of (i) the Outstanding Balance of all Receivables that are not Eligible Receivables, (ii) the Obligor Overconcentration Amount at such time, (iii) the Contractual Dilution Reserve at such time, (iv) the amount by which the Outstanding Balances of all Eligible Receivables that by their terms are due and payable within 62 to 180 days of the original billing date thereof exceeds 20% of the aggregate Outstanding Balances of all Eligible Receivables, provided, however, that the foregoing percentage may be adjusted to a percentage greater than the foregoing listed percentage upon the unanimous written consent of the Group Agents upon five (5) Business Days prior notice to the Seller, (v) the amount by which the Outstanding Balances of all Eligible Receivables that by their terms are due and payable within 181 to 360 days of the original billing date thereof exceeds 2.0% of the aggregate Outstanding Balances of all Eligible Receivables, provided, however, that the foregoing percentage may be adjusted to a percentage greater than the foregoing listed percentage upon the unanimous written consent of the Group Agents upon five (5) Business Days prior notice to the Seller, (vi) the amount by which the Outstanding Balances of all Eligible Receivables that are owing from Eligible Foreign Obligors exceeds 10.0% of the aggregate Outstanding Balances of all Eligible Receivables, (vii) the amount by which the Outstanding Balances of all Eligible Receivables that are owing from Governmental Authorities exceeds 1.0% of the aggregate Outstanding Balances of all Eligible Receivables, (viii) the amount by which the Outstanding Balance of all Eligible Receivables which are Eligible In-Transit Receivables exceeds (a) at any time during a Level 1 Ratings Period or Level 2 Ratings Period, 5.0% of the aggregate Outstanding Balances of all Eligible Receivables or (b) at any other time, 0.0% of the aggregate Outstanding Balances of all Eligible Receivables, and (ix) the amount by which the Deferred Revenue Accrual/Customer Deposits exceeds 1.0% of the aggregate Outstanding Balances of all Eligible Receivables.

“Newell” means Newell Brands Inc., a Delaware corporation, together with its successors and permitted assigns.

“Non-Defaulted Receivables Balance” means, at any time, an amount equal to the aggregate Outstanding Balance of all Receivables other than Defaulted Receivables.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means any Person obligated to make payments pursuant to a Contract.

“Obligor Excluded Receivables” “means (i) any Receivable identified on Schedule V hereto, as the same may be modified or supplemented from time to time with the written consent of the Administrative Agent, and (ii) a Receivable designated in writing by an Originator to Seller as an “Obligor Excluded Receivable” and approved in writing by the Administrative Agent that arises on or after the date specified in such written approval of such designation.

“Obligor Overconcentration Amount” means, at any time, the aggregate, for all Obligors, of the amounts by which the aggregate Outstanding Balance of all Eligible Receivables of each such Obligor and its Affiliates exceeds the product of (i) the Concentration Limit applicable to such Obligor at such time, and (ii) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Obligor Percentage” means, at any time, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of all Eligible Receivables of such Obligor at such time less the amount (in any) then included in the calculation of the Net Receivables Balance pursuant to clause (ii) of the definition thereof with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Organizational Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Originator” and “Originators” means each Subsidiary of Newell listed on Schedule VI hereto, as the same may be amended from time to time in accordance herewith, or which has joined the Receivables Sale Agreement pursuant to and in accordance with Article VII thereof.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder.

“Outstanding Balance” means, with respect to a Receivable at any time, the Dollar Equivalent of the then outstanding principal balance thereof.

“Parent” means Newell.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(e).

“Participant Register” has the meaning set forth in Section 14.03(f).

“PATRIOT Act” has the meaning set forth in Section 14.15.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Percentage” means, at any time of determination, with respect to any Committed Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Purchasers in such Committed Purchaser’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means Newell.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Permitted Adverse Claim” means (a) any Adverse Claim created under the Transaction Documents, (b) any inchoate liens for current taxes, assessments and governmental charges or levies not yet due and payable or for which the validity or amount thereof is being contested in good faith by appropriate proceedings and as to which adequate reserves are set aside in accordance with GAAP, but only so long as foreclosure with respect to such lien is not imminent and the use and value of the property to which the liens attach are not impaired during the pendency of such proceedings and (c) inchoate and unperfected workers’, mechanics’, suppliers’ or vendors liens arising in the ordinary course of business with respect to obligations which are not due and payable and as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or threatened.

“Permitted Disposition” means a merger of an Originator into another Originator after giving effect to which the surviving Person is a wholly-owned direct or indirect Subsidiary of Newell.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Pool Receivable” means a Receivable in the Receivables Pool. For the avoidance of doubt, the Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Post-Closing Date” means the date that is 90 days following the Closing Date.

“Prime Rate” means, with respect to any Group, the rate of interest announced publicly by the Administrative Agent from time to time as its prime or base rate (such rate not necessarily being the lowest or best rate charged by the Administrative Agent).

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Capital (or portions thereof or participation interest therein) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchaser Party” means each Purchaser, the Administrative Agent and each Group Agent.

“Purchasers” means the Conduit Purchasers and the Committed Purchasers.

“Rate Type” means the Alternative Rate, the Base Rate or the CP Rate.

“Rating Agency” mean each of S&P and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Purchaser).

“RBC” has the meaning set forth in the preamble to this Agreement.

“Rebate Program” means the contractually obligated customer programs for sales and marketing activities of the Originators, including but not limited to volume incentives and co-operative advertising, rebates for cash payments and credits issued for guaranteed sale product return, with respect to the Receivables.

“Rebate Program Liability” means as of any date of determination, the Dollar Equivalent of the aggregate amount then recorded on the books and records of Newell and the applicable Originators as the aggregate accrued liability related to the Rebate Program as of such date.

“Receivable” means all indebtedness and other obligations arising in connection with the sale of goods or the rendering of services by any Originator and which are owed to such Originator (at the time it arises, and before giving effect to any transfer or conveyance thereof) or Seller (after giving effect to transfers or conveyances under the Receivables Sale Agreement) or in which Seller or such Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, and which are identified on the books and records of such Originator or Seller (including its accounting system), interest, finance charges, sales taxes and other taxes with respect thereto, and the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor, the related Originator or Seller treats such indebtedness, rights or obligations as a separate payment obligation. Notwithstanding anything contained herein to the contrary, the term “Receivable” shall not include any Obligor Excluded Receivable.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) transferred (or purported to be transferred) to the Seller pursuant to the Receivables Sale Agreement prior to the Termination Date.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of the Closing Date, among the Originators and the Seller, as amended, restated, supplemented or otherwise modified from time to time.

“Records” means all Contracts and all other agreements, documents, instruments, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) prepared or maintained by any Transaction Party with respect to the Receivables, the related Obligors and the Related Security.

“Register” has the meaning set forth in Section 14.03(c).

“Related Committed Purchaser” means with respect to any Conduit Purchaser, each Committed Purchaser listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement.

“Related Conduit Purchaser” means, with respect to any Committed Purchaser, each Conduit Purchaser which is, or pursuant to any Assignment and Acceptance Agreement or Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Purchaser in such Committed Purchaser’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Purchaser, as the case may be.

“Related CP Issuer” means, with respect to any Conduit Purchaser, any Affiliate of such Conduit Purchaser that issues Commercial Paper to fund advances made to such Conduit Purchaser, the proceeds of which are used by such Conduit Purchaser to fund its Investments hereunder.

“Related Security” means, with respect to any Receivable:

(a) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto;

(b) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(c) all guaranties, letters of credit, insurance, “supporting obligations” (within the meaning of Section 9-102(a) of the UCC of all applicable jurisdictions) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(d) all service contracts and other contracts and agreements associated with such Receivable,

(e) all Records related to such Receivable,

(f) all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement with respect to such Receivable,

(g) all of the applicable Originator’s and Seller’s right, title and interest in and to each Lock-Box and each Collection Account, and any and all agreements related thereto, and

(h) all proceeds of any of the foregoing.

“Release” has the meaning set forth in Section 4.01(a).

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Reserves” means, at any time, the product of (i) the Net Receivables Balance at such time times (ii) the sum of (a) the Yield and Servicing Fee Reserve Percentage as of such time and (b) the Combined Reserve Percentage as of such time.

“Reserve Floor” means 15.5%.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of Seller now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of Seller now or hereafter outstanding, and (iv) any payment of management fees by Seller (except for reasonable management fees to the related Originator or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, the Servicing Fee shall not be a “Restricted Junior Payment”.

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of August 31, 2022, by and among Newell, the subsidiary borrowers party thereto, the guarantors from time to time party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, modified or supplemented from time to time.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject of comprehensive Sanctions (which as of the Closing Date, include only the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Obligor” means an Obligor which (i) if a natural person, is either (A) a resident of a Sanctioned Country or (B) a Sanctioned Person or (ii) if a corporation or other business organization, is organized under the laws of a Sanctioned Country or any political subdivision thereof.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, or Canada, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned, directly or indirectly, by any such Person or group of such Persons described in the foregoing clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any member state thereof, or His Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means October 2, 2026, as such date may be extended from time to time pursuant to Section 2.02(g).

“Seasonal Period” means, for each calendar year, the Monthly Periods commencing with February of such calendar year to and including April of such calendar year.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Collateral” has the meaning set forth in Section 3.09.

“Seller Guaranty” has the meaning set forth in Section 3.01.

“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).

“Seller Obligation Final Due Date” means the date that (i) is one hundred eighty (180) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of the Seller in respect of the Seller Guaranty and the payment of all Capital, Yield, Fees and other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Event of Bankruptcy with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Default” means the occurrence of any of the following events:

(a) the Servicer shall fail to make any payment or deposit required hereunder when due and such failure continues unremedied for two (2) Business Days;

(b) the Servicer shall fail to perform or observe any term, covenant or agreement hereunder or any other Transaction Document (other than as described in clause (a), (d) or (j) hereof) and such failure shall continue unremedied for thirty (30) days after the earlier of (x) the Servicer obtains actual knowledge thereof or (y) any Group Agent delivers written notice thereof to the Servicer;

(c) any representation, warranty, certification or statement made by the Servicer in this Agreement, any other Transaction Document or in any other document, report or information delivered pursuant hereto or thereto shall have been false or incorrect in any material respect on the date as of which made or deemed made (or, in the case of any representation, warranty, certification or statement that by its terms refers to an earlier date, shall have been false or incorrect in any material respect on and as of such earlier date) (except that the materiality standard in this clause (c) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms);

(d) the Servicer shall fail to deliver as and when required hereunder (i) any Information Package and such failure shall continue unremedied for two (2) Business Days or (ii) any Weekly Report;

(e) the occurrence of any Event of Termination;

(f) Reserved;

(g) the occurrence of an Event of Bankruptcy in respect of Servicer;

(h) any Transaction Party (other than the Seller) shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating greater than $150,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Indebtedness; or any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness aggregating greater than $150,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Indebtedness, if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity or to permit termination of the commitment to lend pursuant to any such instrument or agreement;

(i) one or more final judgments for the payment of money shall be entered against any Transaction Party (other than the Seller) in an amount in excess of $150,000,000 (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), individually or in the aggregate, and in each case, such judgment shall continue unsatisfied or unstayed and in effect for sixty (60) days; or

(j) Newell shall fail to comply with the financial covenant set forth in Section 6.05 of the Revolving Credit Agreement as in effect on the Closing Date.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means, (i) so long as no Event of Termination has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date, (ii) during any Weekly Reporting Period, the Business Day immediately following each day a Weekly Report is required to be delivered pursuant to Section 8.01(a)(viii), and (iii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” shall mean an interest rate per annum equal to ten basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to 0 basis points (0.00%).

“SOFR Rate” means, at any time of determination, with respect to any Purchaser, Daily Simple SOFR or the Term SOFR Rate, as determined pursuant to Section 2.05, provided, however, that the SOFR Rate applicable to any Term SOFR Tranche funded pursuant to a Portion of Capital that occurs other than on a Settlement Date shall be Daily Simple SOFR for each day during the initial Tranche Period applicable to such Term SOFR Tranche from the date such Portion of Capital is made pursuant to Section 2.05 until the next occurring Settlement Date.

“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“SOFR Tranche” means any Capital (or portion thereof) accruing Yield at Adjusted SOFR Rate.

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Business Unit”means the business unit(s) or other asset(s) of an Originator subject to a Business Sale.

“Sold Receivables” means, collectively, (i) all Pool Receivables specified as “Sold Receivables” on the Investment Requests delivered with respect to all Investments made hereunder and (ii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 4.01(a).

“Spot Rate” means, on any day, with respect to the determination of the Dollar Equivalent of any amount denominated in Canadian Dollars, the exchange rate at which Canadian Dollars may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for Canadian Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent and is reasonably satisfactory to the Seller, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Canadian Dollars are then being conducted, at or about 11:00 a.m. New York time, on such date for the purchase of Dollars with Canadian Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stress Factor” means 2.00.

“Subordinated Note” has the meaning set forth in the Receivables Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means with respect to any Tranche Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Tranche Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Tranche Period, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage; provided, however, that with respect to the initial Tranche Period for a Portion of Capital made on a date that is not a Settlement Date, the Term SOFR Rate shall be the interest rate per annum equal to Daily Simple SOFR for each day during such initial Tranche Period from the date that such Portion of Capital is made pursuant to Section 2.05 until the next occurring Settlement Date. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Seller on and as of (i) the first day of each Tranche Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Term SOFR Tranche” means any Capital (or portion thereof) accruing Yield at the Term SOFR Rate.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Three-Month Default Ratio” means, for any Monthly Period, the average of the Default Ratios for such Monthly Period and the two immediately preceding Monthly Periods.

“Tranche” means any portion of Capital having one Tranche Period and one Rate Type.

“Tranche Period” means, with respect to any Tranche:

(a) in the case of any Tranche in respect of which Yield is computed by reference to the CP Rate, (i) initially, the period commencing on (and including) the date the applicable portion of Capital was advanced hereunder and ending on (and including) the last day of the Monthly Period in which such portion of Capital was advanced hereunder, and (ii) thereafter, each successive period commencing on (but excluding) the last day of the immediately preceding Monthly Period for such Tranche and ending on (and including) the last day of such Monthly Period;

(b) in the case of any other Tranche in respect of which Yield is computed by reference to the Alternative Rate, each period from one to and including 30 days in the case of a Tranche funded at the Base Rate, or a period of one, three or six months or such other period as may be mutually agreeable to the applicable Group Agent and the Seller in the case of a Tranche funded at the Adjusted SOFR Rate, as the Seller shall select in a written notice to the Administrative Agent and the Purchasers not later than 1:00 P.M. (New York City time) on the second Business Day immediately before the first day of such Tranche Period, each such Tranche Period for such Tranche to commence on the last day of the immediately preceding Tranche Period for such Tranche (or if there is no such Tranche Period, on the date the applicable portion of Capital was advanced hereunder), except that if the Administrative Agent and the Purchasers shall not have received such notice before 1:00 P.M. on such second Business Day, such Tranche Period shall be one day; and

(c) at any time when the Base Rate shall have been in effect for a Tranche Period of ten consecutive Business Days, and the conditions set forth in clauses (a) and (d) of the definition of Alternative Rate do not exist, any Purchaser may, upon one Business Day’s notice to the Seller (with a copy to the Administrative Agent), select as the next succeeding Tranche Period for such Tranche (and any subsequent Tranche Periods designated by such Purchaser) a period of one month during which Yield shall be computed by reference to the Adjusted SOFR Rate; provided, however, that prior to such selection the Seller may notify the applicable Purchaser that, in view of anticipated Collections and repayments, Yield should continue to be computed by reference to the Base Rate and, in such event, Yield shall continue to accrue by reference to the Base Rate, provided, however, that (x) any Tranche Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, further, that if Yield in respect of such Tranche Period is computed by reference to the Adjusted SOFR Rate, and such Tranche Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Tranche Period shall end on the next preceding Business Day); (y) in the case of any Tranche Period of one day, (A) if such Tranche Period is the initial Tranche Period for a Tranche, such Tranche Period shall be the date the applicable portion of Capital was advanced hereunder; (B) any subsequently occurring Tranche Period which is one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period and, if the immediately preceding Tranche Period is one day, be the day next following such immediately preceding Tranche Period; and (C) if such Tranche Period occurs on a day immediately preceding a day which is not a Business Day, such Tranche Period shall be extended to the next succeeding Business Day; and (z) in the case of any Tranche Period for any Tranche which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Tranche Period shall end on the Termination Date and the duration of each Tranche Period which commences on or after the Termination Date shall be a period from and including the last day of the immediately preceding Tranche Period (or, in the case of the initial Tranche Period immediately following the Termination Date, from and including the Termination Date) to but excluding the next Monthly Settlement Date.

“Transaction Documents” means this Agreement, the Receivables Sale Agreement, the Account Control Agreements, the Fee Letter, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.

“Transaction Information” means any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, information in connection with the Seller, the Originators, the Servicer or the Receivables.

“Transaction Parties” means, collectively, the Seller, each Originator, the Performance Guarantor and (so long as it is Newell or an Affiliate of Newell) the Servicer.

“Two-Month Dilution Ratio” means, for any Monthly Period, the average of the Dilution Ratios for such Monthly Period and the immediately preceding Monthly Period.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means any Receivable for goods delivered or services performed for the related Obligor, with respect to which no invoice has been submitted to such Obligor for payment of the amount thereof and which is accounted for on the related Originator’s books and records as “unbilled revenue” in accordance with its financial accounting practices.

“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Weekly Report” means a report, in form and substance mutually agreed upon by the Servicer and the Group Agents, furnished by the Servicer to the Group Agents on each Weekly Reporting Date pursuant to Section 8.01(a)(viii) reflecting information for the seven (7) day period ending on the day immediately preceding such Weekly Reporting Date.

“Weekly Reporting Date” has the meaning set forth in Section 8.01(a)(viii).

“Weekly Reporting Period” means any Level 3 Ratings Period.

“Weighted Average Credit Terms”means, for any Monthly Period, the weighted average remaining terms to the stated maturities of all Receivables owned by the Seller during such Monthly Period (excluding, without duplication, Defaulted Receivables and Receivables with original stated maturities greater than three hundred sixty (360) days)).

“Weighted Average Terms Factor” means, at any time of determination, the greater of (a) 1.0 and (b) the number determined pursuant to the following formula:

WATF = (WACT plus 90) / 120

where:

WATF	=	the Weighted Average Terms Factor
WACT	=	the Weighted Average Credit Terms

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).

“Yield and Servicing Fee Reserve Percentage” means, at any time, the product (expressed as a percentage) of (i) 1.5 times (ii) the Days Sales Outstanding for the most recent Monthly Period times (iii) the quotient of (a) the sum of (x) the Base Rate at such time and (b) the Servicing Fee Rate divided by (b) 360.

“Yield Payment Date” means the fifth Business Day of each Monthly Period.

“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to the Seller pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Yield Payment Date and (ii) thereafter, each period commencing on such Yield Payment Date and ending on (but not including) the next Yield Payment Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.

“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof):

(a) if such Capital (or such portion thereof) is being funded by a Conduit Purchaser on such day through the issuance of Notes, the applicable CP Rate; or

(b) if such Capital (or such portion thereof) is being funded by any Purchaser on such day other than through the issuance of Notes (including, without limitation, if a Conduit Purchaser is then funding such Capital (or such portion thereof) under a Program Support Agreement, or if a Committed Purchaser is then funding such Capital (or such portion thereof)), then the Alternative Rate, as determined pursuant to Section 2.05;

provided, however, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Event of Termination has occurred and is continuing shall be an interest rate per annum equal the sum of 2.00% per annum plus the greater of (i) the rate per annum determined for such Capital (or such portion thereof) and such day pursuant to clause (a) or (b) above, as applicable, and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and provided, further, that Yield for any Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

SECTION 1.03. SOFR Notification. Section 5.04 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate or Daily Simple SOFR is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, Daily Simple SOFR or with respect to any alternative or successor rate thereto, or replacement rate therefor.

SECTION 1.04. Conforming Changes Relating to SOFR. With respect to the Term SOFR Rate and Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Seller and the Purchasers of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS

SECTION 2.01. Purchase Facility.

(a) Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Purchasers, ratably, in accordance with the aggregate of the Commitments of the Related Committed Purchasers with respect to each such Conduit Purchaser, severally and not jointly, may, in their sole discretion, make payments of Capital to the Seller on a revolving basis, and if and to the extent any Conduit Purchaser does not make any such payment of Capital or if any Group does not include a Conduit Purchaser, the Related Committed Purchaser(s) for such Conduit Purchaser or the Committed Purchaser for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such payment of Capital to the Seller, in either case, from time to time during the period from the Closing Date to the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:

(i)	the Aggregate Capital would exceed the Facility Limit at such time;

(ii)	the sum of (A) the Capital of such Purchaser, plus (B) the aggregate outstanding Capital of each other Purchaser in its Group, would exceed the Group Commitment of such Purchaser’s Group;

(iii)	if such Purchaser is a Committed Purchaser, the aggregate outstanding Capital of such Committed Purchaser would exceed its Commitment; or

(iv)	the Aggregate Capital would exceed the Capital Coverage Amount at such time.

(b) Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on the Closing Date, on the date of each Investment and on each other date occurring on or prior to the Termination Date, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to such Sold Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c) Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 5.05 or any rights, interests, liabilities or obligations of any party thereunder. The Seller hereby acknowledges and agrees that under no circumstances shall the Seller have any right to repurchase all or any portion of the Sold Assets from the Administrative Agent or any Purchaser.

(d) Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent, any Group Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.

(e) Selection, Designation and Reporting of Sold Receivables. The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall ensure that each Sold Receivable is an Eligible Receivable on the date when first included as a Sold Receivable, (ii) the Seller shall select Sold Receivables from the Pool Receivables on an invoice-by-invoice basis, and the Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in any invoice that reflects Sold Receivables, such that all Receivables reflected or evidenced by such an invoice shall be included as Sold Receivables, and (iii) the Seller shall not permit the aggregate Outstanding Balance of Sold Receivables to exceed the Aggregate Capital at any time. The Seller shall maintain (or cause the Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and Servicer shall cause all Sold Receivables to be identified on each Investment Request in accordance with Section 2.02(a) and on each Information Package and Weekly Report, in each case, to the extent of any Receivables sold during the related Monthly Period or weekly period, as applicable, delivered hereunder.

SECTION 2.02. Making Investments; Return of Capital. (a) Each Investment hereunder shall be made on at least two (2) Business Days’ prior written request from the Seller to the Administrative Agent and each Group Agent in the form of an Investment Request attached hereto as Exhibit A. Each such Investment Request must be received by no later than 1:00 p.m. (New York City time) (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of Capital requested (which amount shall (x) not be less than $1,000,000 and shall be an integral multiple of $100,000) and (y) not cause the aggregate Outstanding Balance of all Sold Receivables (after giving effect to the addition of Pool Receivables to the Sold Receivables in connection with such Investment) to exceed the Aggregate Capital, (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the Capital of such Investment shall be distributed, (iv) the date such requested Investment is to be made (which shall be a Business Day) and (v) all Pool Receivables that are or, effective upon the making of such Investment, will be, Sold Receivables.

(b) (i) On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, deliver to the Administrative Agent by wire transfer of immediately available funds at the account from time to time designated in writing by the Administrative Agent, an amount equal to the Purchaser’s ratable share of the amount of Capital requested. On the date of each Investment, the Administrative Agent will make available to the Seller in same day funds an aggregate amount equal to the amount of Capital funded by all Purchasers, at the account set forth in the related Investment Request.

(ii) Unless the Administrative Agent shall have received notice from a Purchaser, with a copy to the Seller, prior to the proposed date of any Investment that such Purchaser will not make available to the Administrative Agent such Purchaser’s share of such Investment, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with the foregoing clause (b)(i) and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Investment available to the Administrative Agent, then such Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (A) in the case of such Purchaser, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (B) in the case of the Seller, the Federal Funds Rate. If such Purchaser pays such amount to the Administrative Agent, then such amount shall constitute such Purchaser’s Investment. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. If the Seller shall have returned any such amount with interest thereon to the Administrative Agent, then the outstanding Investments of the applicable Purchaser shall be reduced by such amount paid by the Seller (including the amount of interest thereon paid by the Seller). Any such payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.

(c) Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the Seller any funds in connection with any Investment shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available to the Seller in connection with any Investment hereunder).

(d) The Seller shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date. Prior thereto, the Seller shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 4.01 and otherwise in accordance with such Section 4.01 (subject to the priorities for payment set forth therein) by paying the amount of such reduction to the Purchasers in accordance with Section 4.02. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to reduce, in whole or in part by payment in accordance with Section 4.02, of the outstanding Capital of the Purchasers on any Business Day upon two (2) Business Days’ prior written notice thereof to the Administrative Agent and each Group Agent in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000; provided, however that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero, and (ii) any accrued Yield and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Settlement Date (or to the extent such reduction is on a Settlement Date, on such Settlement Date), as requested by the applicable Purchaser.

(e) The Seller may, at any time upon at least five (5) Business Days’ prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $100,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Purchaser shall be ratably reduced.

(f) In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of Purchasers in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative

Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion). Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction by paying such amounts to the Purchasers.

(g) Provided that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, the Seller may sixty (60) calendar days prior to each anniversary of the Closing Date advise the Administrative Agent and each Group Agent in writing of its desire to extend the Scheduled Termination Date for an additional year. The Administrative Agent and each Committed Purchaser (or its Group Agent on its behalf) shall notify the Seller and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Committed Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) calendar days prior to such anniversary date provided, however, that if the Administrative Agent or any Committed Purchaser fails to so notify the Seller and the Administrative Agent, the Administrative Agent or such Committed Purchaser, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent and one or more Committed Purchasers have so notified the Seller and the Administrative Agent in writing that they are agreeable to such extension, the Seller, the Servicer, the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers shall enter into such documents as the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers may deem necessary or appropriate to effect such extension, and all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers in connection therewith (including Attorney Costs) shall be paid by the Seller. In the event any Committed Purchaser declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Committed Purchaser’s Group shall be an “Exiting Group” for all purposes of this Agreement.

SECTION 2.03. Yield and Fees.

(a) On each Yield Payment Date, the Seller shall pay to each Group Agent, each Purchaser, the Administrative Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b) Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof). The Seller shall pay all Yield (including, for the avoidance of doubt, all Yield accrued on SOFR Tranches during a Yield Period regardless of whether the applicable Tranche Period has ended) and Fees accrued during each Yield Period on each Yield Payment Date.

(c) For the avoidance of doubt, the Seller’s obligation to pay all Fees and Yield hereunder when due shall not be contingent up the receipt or availability of Collections.

SECTION 2.04. Records of Investments and Capital. Each Group Agent shall record in its records, the date and amount of each Investment made by the Purchasers in its Group hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof. Subject to Section 14.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

SECTION 2.05. Selection of Yield Rates and Tranche Periods.

(a) Subject to the following sentence, each Purchaser’s Capital (including all portions thereof) shall accrue Yield initially at the Alternative Rate. Thereafter, so long as no Event of Termination has occurred and is continuing, the Seller may from time to time elect to change or continue the type of Yield Rate and/or Tranche Period borne by the Purchasers’ Capital or, subject to the minimum amount requirement set forth in Section 2.02, a portion thereof by notice to the Administrative Agent not later than 11:00 a.m. (New York City time), one (1) Business Day prior to the expiration of any Tranche Period or Yield Period, as applicable; provided, that there shall not be more than three (3) SOFR Tranches outstanding hereunder at any one time; provided, further that for the avoidance of doubt, any change from the Base Rate to Adjusted SOFR Rate and/or any change to a Tranche Period applicable to any Capital (or portion thereof) shall not be effective until the Monthly Settlement Date occurring after the date of such request. Any such notices requesting the continuation or conversion of any Capital (or any portion thereof) to the Administrative Agent may be given by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent).

(b) If, by the time required in Section 2.05(a), the Seller fails to select an Tranche Period or Yield Rate for any Capital (or portion thereof), such Capital (or portion thereof) shall automatically accrue Yield at the Alternative Rate for the next occurring Yield Period.

SECTION 2.06. Defaulting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Purchaser becomes a Defaulting Purchaser, then the following provisions shall apply for so long as such Purchaser is a Defaulting Purchaser:

(a) Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser.

(b) The Commitment and Capital of such Defaulting Purchaser shall not be included in determining whether the Majority Group Agents have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Purchaser in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).

(c) In the event that the Administrative Agent, the Seller and the Servicer each agrees in writing that a Defaulting Purchaser has adequately remedied all matters that caused such Purchaser to be a Defaulting Purchaser, then on such date such Purchaser shall purchase at par such of the Capital of the other Purchasers as the Administrative Agent shall determine may be necessary in order for such Purchaser to hold such Capital in accordance with the Commitments of such Purchaser; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while such Purchaser was a Defaulting Purchaser, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser that is not a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.

ARTICLE III

SELLER GUARANTY

SECTION 3.01. Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then such obligations of the Seller shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).

SECTION 3.02. Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the Servicer or the Performance Guarantor or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Servicer or the Performance Guarantor or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Servicer or the Performance Guarantor. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Originator, the Servicer, the Performance Guarantor or the Seller, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Termination) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral, (F) any defenses, set-offs or counterclaims which the Seller, any Originator, the Servicer, the Performance Guarantor or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

SECTION 3.03. Modifications. The Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, any Originator, the Seller, the Servicer or the Performance Guarantor and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Originator, the Servicer, the Performance Guarantor or the Seller or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

SECTION 3.04. Waiver of Rights. The Seller expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (A) any

principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

SECTION 3.05. Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.06. Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

SECTION 3.07. Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations.

SECTION 3.08. Inducement. The Purchasers have been induced to make the Investments under this Agreement in part based upon the Seller Guaranty that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.

SECTION 3.09. Security Interest.

(a) To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables, (iii) all Collections with respect to such Unsold Receivables, (iv) each Lock-Box, each Collection Account, and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Receivables Sale Agreement; (vi) all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c) Immediately upon the occurrence of the Final Payout Date, the Seller Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Seller Collateral shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.

(d) For the avoidance of doubt, the grant of security interest pursuant to this Section 3.09 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 5.05.

SECTION 3.10. Further Assurances. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser reasonably requests to evidence or perfect its security interest and lien on any of the Seller Collateral, or otherwise to give effect to the intent of this Article III.

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a) The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent at any time while an Event of Termination has occurred and is continuing, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Seller or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, (A) the Servicer may release to the Seller from such Collections received on Unsold Receivables the amount (if any) necessary to pay (x) the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Receivables Sale Agreement or (y) amounts owing by the Seller to any Originator under any Subordinated Notes and (B) the Servicer may release to the Seller all or a portion of such Collections received on Sold Receivables in exchange for the Seller designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i) first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);

(ii) second, solely to the extent Yield and Fees were not paid on the Yield Payment Date in accordance with Section 2.03, to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), all accrued and unpaid Yield and Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield and Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iii) third, as set forth in clause (x), (y) or (z) below, as applicable:

(x) prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Deficit exists on such date, to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0);

(y) on and after the occurrence of the Termination Date, to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the aggregate outstanding Capital of such Purchaser at such time; or

(z) prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(d), to the return of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);

(iv) fourth, to the Purchaser Parties that are then members of an Exiting Group (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to such Purchaser Parties;

(v) fifth, to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties; and

(vi) sixth, the balance, if any, to be paid to the Seller for its own account.

Amounts payable pursuant to clauses first through fifth above shall be paid first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables and other Seller Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause sixth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Seller Collateral.

(b) All payments or distributions to be made by the Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(c) If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Event of Bankruptcy) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.

(d) For the purposes of this Section 4.01:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Seller, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Seller or any Affiliate of the Seller, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor (any such reduction or adjustment, a “Dilution”), the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall within two (2) Business Days following the actual knowledge of any Authorized Officer of any Transaction Party of such Reduction or notice of such Dilution from the Administrative Agent or any Group Agent, pay to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Secured Parties for application pursuant to Section 4.01(a), an amount equal to (x) if such Dilution occurs prior to the Termination Date and no Event of Termination has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such Dilution and (II) an amount necessary to eliminate any Capital Coverage Deficit that exists at such time and (y) if such Dilution occurs on or after the Termination Date or at any time when an Event of Termination has occurred and is continuing, the sum of all deemed Collections with respect to such Dilution;

(ii) if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall within two (2) Business Days following the actual knowledge of any Authorized Officer of any Transaction Party of such event or notice of such event from the Administrative Agent or any Group Agent, pay to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Secured Parties for application pursuant to Section 4.01(a), an amount equal to (x) if such breach occurs prior to the Termination Date and no Event of Termination has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such breach and (II) an amount necessary to eliminate any Capital Coverage Deficit that exists at such time and (y) if such breach occurs on or after the Termination Date or at any time when an Event of Termination has occurred and is continuing, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Event of Bankruptcy) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02. Payments and Computations, Etc. (a) All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.

(b) Each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand; provided that such amount shall not be payable in addition to any increase to the Yield Rate during an Event of Termination described in the proviso of the definition thereof.

(c) All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST

SECTION 5.01. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii) subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 5.03, (B) Taxes described in clause (b) through (d) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets, the Seller Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Group Agent), the Seller shall pay in accordance with clause (d) of this Section to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or any related Program

Support Agreement, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Group Agent), the Seller will pay in accordance with clause (d) of this Section to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge; provided that such Affected Person is generally seeking or intends generally to seek compensation from similarly situated sellers under similar facilities (to the extent such Affected Person has the right under such similar facility to do so) with respect to such Changes in Law regarding capital adequacy or liquidity requirements.

(c) Reserved.

(d) Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

(e) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.02. Funding Losses. A certificate of a Purchaser (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Purchaser, as specified in clause (a) above and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Purchaser the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

SECTION 5.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Purchaser Party, Affected Person or Seller

Indemnified Party) requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, Affected Person or Seller Indemnified Party, then the applicable Purchaser Party, Affected Person or Seller Indemnified Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Purchaser Party, Affected Person or Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.

(d) Indemnification by the Purchasers. Each Purchaser (other than the Conduit Purchasers) shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser (other than the Conduit Purchasers) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 5.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person. Each Affected Person hereby authorizes the Administrative Agent to deliver to the Seller any documentation provided by such Affected Person to the Administrative Agent pursuant to this Section 5.03(f).

(ii) Without limiting the generality of the foregoing:

(A) an Affected Person that is a U.S. Person shall deliver to the Seller and the Administrative Agent from time to time upon the reasonable request of the Seller or the Administrative Agent, executed copies of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the Seller and the Administrative Agent) from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:

(1) in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of Internal Revenue Service Form W-8ECI;

(3) in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4) to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made.

(g) Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.

(j) Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.

SECTION 5.04. Inability to Determine SOFR Rate.

(a) If any Group Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) before the first day of any Tranche Period (with respect to the SOFR Rate determined by reference to the Term SOFR Rate) or on any day (with respect to the SOFR Rate determined by reference to Daily Simple SOFR), either that: (i) the SOFR Rate cannot be determined because it is not available or published on a current basis, (ii) adequate and reasonable means do not exist for ascertaining the SOFR Rate for such Tranche Period or day, as applicable, or (iii) the SOFR Rate determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Group Agent) of maintaining any Portion of Capital during such Yield Period or day, as applicable, such Group Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Administrative Agent and the Seller before the first day of any Tranche Period (with respect to the SOFR Rate determined by reference to the Term SOFR Rate) or on such day (with respect to the SOFR Rate determined by reference to Daily Simple SOFR). Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the SOFR Rate, and shall instead be funded at the Base Rate, unless and until such Group Agent shall have given notice to the Seller and the Administrative Agent that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at the SOFR Rate, the SOFR Rate with respect to such Portion of Capital shall automatically be converted to the Base Rate on the last day of the then-current Tranche Period (with respect to the SOFR Rate determined by reference to the Term SOFR Rate) or immediately (with respect to the SOFR Rate determined by reference to Daily Simple SOFR).

(b) If at any time any Group Agent shall have determined (which determination shall be final and conclusive absent manifest error) that the funding or maintenance of any Portion of Capital at or by reference to the SOFR Rate has been made impracticable or unlawful by compliance by such Group Agent in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), such Group Agent shall notify the Seller and the Administrative Agent thereof. Upon receipt of such notice, until the applicable Group Agent notifies the Seller and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded thereafter at the SOFR Rate, and shall instead be funded at the Base Rate, unless and until such Group Agent shall have given notice to the Administrative Agent and the Seller that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at the SOFR Rate with respect to such Portion of Capital shall automatically and immediately be converted to the Base Rate.

(c) (A) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Group Agents without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Seller or Purchasers comprising the Majority Group Agents.

(B) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(C) The Administrative Agent will promptly notify the Seller and the Group Agents of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark and (E) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Group Agent (or group of Purchasers) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section.

(D) Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Tranche Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Tranche Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any request for an Investment, or a conversion to or continuation of Investments to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for an Investment, or a conversion of Investments accruing Yield at the Base Rate, and, for the avoidance of doubt, all outstanding Investments accruing Yield at the SOFR Rate shall automatically be converted to Investments accruing Yield at the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(F) As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of a Tranche Period or (y) otherwise, any payment period for Yield calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, the SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as so determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents and provided further, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark

Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be at the end of a Tranche Period, or day (as applicable) and no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to any then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the SOFR Rate or, if no floor is specified, zero.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

SECTION 5.05. Back-Up Security Interest.

(a) If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.

(b) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c) For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 3.09, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

SECTION 5.06. Mitigation. (a) If an Affected Person requests compensation under Section 5.01 or Section 5.02, or requires the Seller to pay any additional amount for the account of any Affected Person pursuant to Section 5.03, the Seller may request such Affected Person provide an estimate of the costs and expenses that would be incurred by such Affected Person in connection with designating a different lending office for funding or booking its Purchases or liquidity requirements related thereto or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, which designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 5.01, 5.02 or 5.03, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Affected Person. Upon receipt of such estimate, the Seller may approve the proposed designation or assignment, in which case the Affected Person shall use reasonable efforts to effect the same. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such approved designation or assignment

(b) If any Affected Person requests compensation under Sections 5.01 or 5.02 or if the Seller is required to pay any additional amount to or for the account of any Affected Person pursuant to Section 5.03, or if any Committed Purchaser becomes a Defaulting Purchaser, then the Seller may, at its sole expense and effort, upon notice to such Committed Purchaser, the Administrative Agent and the Group Agents, require such Committed Purchaser and its Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.03), all of its interests, rights and obligations under this Agreement to an assignee identified by the Seller that shall assume such obligations (which assignee may be another Committed Purchaser in another Group, if such Committed Purchaser and its related Group accepts such assignment); provided, that (i) the Seller shall have received the prior written consent of the Group Agents, which consent shall not be unreasonably withheld, (ii) such Committed Purchaser and the other Purchasers in its related Group shall have received payment of an amount equal to the outstanding Capital of such Purchaser, accrued Yield thereon, accrued fees and all other amounts payable to such Purchaser and its related Group hereunder and under the other Transaction Documents, from the assignee (to the extent of such outstanding balance and accrued interest and fees) or the Seller (in the case of all other amounts), (iii) in the case of any assignment resulting from a claim for compensation under Sections 5.01 or 5.02 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with Applicable Law. A Purchaser shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) the Seller shall have delivered to the Administrative Agent and each Group Agent an Investment Request for such Investment, in accordance with Section 2.02(a);

(b) the Servicer shall have delivered to the Administrative Agent and each Group Agent all Information Packages and Weekly Reports (if applicable) required to be delivered hereunder;

(c) the conditions precedent to such Investment specified in Section 2.01(a)(i) through (iv), shall be satisfied;

(d) on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;

(iii) no Capital Coverage Deficit exists or would exist immediately after giving effect to such Investment; and

(iv) the Termination Date has not occurred.

SECTION 6.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all due and owing Servicing Fees, Yield and Fees, in each case, through the date of such Release, (y) the amount of any Capital Coverage Deficit and (z) the amount of all other due and owing unpaid Seller Obligations through the date of such Release;

(b) the Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the Receivables Sale Agreement and amounts owing by the Seller to the Originators under the Subordinated Notes; and

(c) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Release;

(iii) no Capital Coverage Deficit exists or would exist immediately after giving effect to such Release; and

(iv) the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on each day on which an Investment shall have occurred:

(a) Corporate Existence and Power. The Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite limited liability company power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and carry on its business as now being conducted, except, solely in the case of this clause (ii), to the extent that the failure to have any such license, authorization, consent or approval could not reasonably be expected to have a Material Adverse; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except, solely in the case of this clause (iii), where failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, and grant a security interest in the Sold Assets and Seller Collateral to the Administrative Agent on the terms and subject to the conditions herein provided. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and the grant of a security interest in the Sold Assets and Seller Collateral to the Administrative Agent on the terms and subject to the conditions herein provided have been duly authorized by all necessary limited liability company action on the part of the Seller; and this Agreement and each other Transaction Document to which the Seller is a party has been duly and validly executed and delivered by the Seller.

(c) No Conflict. None of the execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, nor the performance of its obligations hereunder and thereunder will conflict with or result in a breach of, or a default under, or require any consent under, (i) its organizational documents, (ii) any Applicable Law, except to the extent that such violation or contravention could not reasonably be expected to have a Material Adverse Effect, (iii) any other agreement or instrument to which it is a party or by which it or any of its property is bound or subject, or (iv) any order, writ, judgment, injunction or decree of any court or governmental authority or agency binding on or affecting it or its property, and will not result in or require the creation or imposition of any Adverse Claim (other than Permitted Adverse Claims) upon any of the Sold Assets or Seller Collateral; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law other than compliance, if required, with any notice requirements which are satisfied prior to the Closing Date.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorizations, approvals or consents of, and no notices to, or filings or registrations with, any Governmental Authority or regulatory authority or agency (other than informational filings) are necessary in connection with the grant of a security interest in the Sold Assets or Seller Collateral to the Administrative Agent hereunder or for the execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder or for the validity or enforceability hereof or thereof.

(e) Actions, Suits. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened in writing, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Sold Assets or Seller Collateral by the Seller to the Administrative Agent, the ownership or acquisition by the Seller of any Pool Receivables, any other Sold Assets or any Seller Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which the Seller is a party constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All written information, exhibits and reports (other than projections) furnished by the Seller or any of its Affiliates to the Administrative Agent or any other Purchaser Party in connection with the negotiation of, or compliance with, this Agreement or any of the other Transaction Documents, taken as a whole, is and will be true and accurate in all material respects on the date such information is furnished or certified (unless such information, exhibit or report refers to an earlier date, in which case such information, exhibit or report shall be true and correct in all material respects on and as of such earlier date) and, taken as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, taken as a whole with all other written information provided by the Seller or any of its Affiliates, not misleading as of such date.

(h) Use of Proceeds. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i)	Perfection Representations.

(i) This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Sold Assets and Seller Collateral which (A) ownership or security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims (other than Permitted Adverse Claims) in such Sold Assets and Seller Collateral.

(ii) The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii) Prior to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, the Seller owns and has good and marketable title to such Sold Assets and Seller Collateral free and clear of any Adverse Claim (other than Permitted Adverse Claims) of any Person. After giving effect to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, the Administrative Agent owns or has a first priority perfected security interest in the Sold Assets and Seller Collateral free and clear of any Adverse Claim (other than Permitted Adverse Claims) of any Person.

(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and (solely to the extent perfection may be achieved by filing a financing statement under the UCC) Related Security from each Originator to the Seller pursuant to the Receivables Sale Agreement and the Seller’s sale of, and grant of a security interest in, the Sold Assets and Seller Collateral (solely to the extent perfection may be achieved by filing a financing statement under the UCC) to the Administrative Agent pursuant to this Agreement.

(v) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Sold Assets or Seller Collateral except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Sold Assets or Seller Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.

(vi) Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(i) shall be continuing and remain in full force and effect until the Final Payout Date.

(j) Jurisdiction of Organization; Places of Business and Locations of Records. The jurisdiction of organization of the Seller is the State of Delaware. The principal places of business and chief executive office of the Seller and the offices where it keeps all of its records are located at 301 Merritt 7, 5th Floor, 449 Main Avenue, Norwalk, Connecticut 06851. The Seller’s organizational number is 4205762 and the Seller’s Federal Employer Identification Number is 251406546. The Seller has not, within a period of one year prior to the Closing Date, (i) changed the location of its principal place of business or chief executive office or its organizational structure, (ii) changed its legal name, (iii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions), or (iv) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person. The Seller has not changed its jurisdiction of organization. The Seller is a Delaware limited liability company and is a “registered organization” (within the meaning of Section 9-102 of the UCC as in effect in the State of Delaware).

(k) Collections. The names and addresses of all Collection Account Banks, together with the account numbers of the Collection Accounts at each Collection Account Bank and the post office box number of each Lock-Box, are listed on either Schedule II or on a schedule to a joinder executed in accordance with Section 7.2 of the Receivables Sale Agreement. The Seller has not granted (or allowed any Person to grant) any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any Lock-Box or Collection Account, or the right to take dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Except as provided in Section 8.01(j) hereof, from and after the Post-Closing Date, the Seller and Servicer have taken all steps necessary to ensure that the Administrative Agent has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) over all Collection Accounts. The Seller or Servicer has the ability to identify all amounts that are received in any Lock-Box or deposited to any Collection Account as constituting Collections or non-Collections (x) in the case of amounts owing to Newell Puerto Rico, Ltd., within four (4) days of receipt or deposit and (y) in the case of all other amounts, within one (1) Business Day of receipt or deposit. No funds other than the proceeds of Pool Receivables are deposited to any Collection Account except for:

(i) amounts owing to Newell Puerto Rico, Ltd. (which shall be electronically swept or otherwise transferred out of such Collection Account within one (1) Business Day of being identified as such in accordance with Section 8.01(j));

(ii) with respect to any accounts receivable relating to a Sold Business Unit, for a period not to exceed the earliest of (A) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit and (B) twenty-five (25) months after the consummation of the related Business Sale, collections of accounts receivable relating to such Sold Business Unit (which, in each case, shall be electronically swept or otherwise transferred out of such Collection Account no later than the earliest of (x) the related number of days agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which Newell is required to transfer collections of accounts receivable relating to such Sold Business Unit out of such Collection Account and (y) ten (10) Business Days of being deposited therein);

(iii) amounts deposited in the Collection Account in error, so long as the Servicer withdraws such amounts as contemplated in Section 9.03(b); and

(iv) amounts with respect to any Obligor Excluded Receivables listed in Clause 10 of Schedule V (which shall be electronically swept or otherwise transferred out of such Collection Account within five (5) Business Days of being identified as such in accordance with Section 8.01(j)).

(l) Material Adverse Effect. There has been no Material Adverse Effect since the last day of the Seller’s fiscal year as to which financial statements have most recently been delivered.

(m) Names. In the past five (5) years, Seller has not used any corporate or other names, trade names or assumed names other than the name in which it has executed this Agreement.

(n) Ownership of Seller. Newell owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of Seller, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire Equity Interests of Seller.

(o) Investment Company Act. The Seller is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act. The Seller is not a “covered fund” as defined under Section 13 of the Bank Holding Company Act of 1956, as amended (together with the implementing regulations thereunder, commonly referred to as the “Volcker Rule”). In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller is entitled to rely on the exception to the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(p) Compliance with Applicable Law. The Seller has complied in all respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property, except for any failure to comply with any of the foregoing that could not reasonably be expected to have a Material Adverse Effect. Each Pool Receivable, together with the Contract related thereto, does not contravene in any respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices or privacy), and no part of such Contract is in violation in any respect of any such law, rule or regulation, except for any such contravention or violation that could not reasonably be expected to have a Material Adverse Effect.

(q) Compliance with Credit and Collection Policy. The Seller has complied in all material respects with the applicable Credit and Collection Policy with regard to each Pool Receivable and the related Contract and has not made any change to such Credit and Collection Policy, except as permitted under Section 8.01(s).

(r) Payments to Originators. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to the related Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Code.

(s) Enforceability of Contracts. As of the purchase date of each Receivable originated by an Originator, each Contract with respect to each Receivable of such Originator is, on such date, effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(t) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on any date is an Eligible Receivable on such date.

(u) Sanctions and other Anti-Terrorism Laws. (a) None of the Seller or, to the knowledge of the Seller, any of its respective directors, officers, employees or Affiliates, or any agent of the Seller or any Subsidiary that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Country that are prohibited by any Laws of the United States or Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; and (b) no Seller Collateral is Embargoed Property.

(v) Accounting. The Seller shall treat the transactions contemplated by the Receivables Sale Agreement as a sale, for all purposes, including, without limitation, accounting purposes, and the Seller agrees that (i) appropriate notations shall be made in any consolidated financial statements (or in the accompanying notes) of Newell and the Seller to indicate that the Seller is a separate legal entity from Newell and to indicate that the Seller’s assets and credit are not available to satisfy the debts and obligations of Newell and (ii) the Seller’s assets shall be listed separately on any balance sheet of the Seller prepared on a standalone basis.

(w) Identification of Receivables. The Seller identifies the Receivables purchased (or purported to be purchased) by Seller under the Receivables Sale Agreement and which are included in the Net Receivables Balance on its books and records (including any accounting system).

(x) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would not reasonably be expected to result in a Material Adverse Effect.

(y) No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from such Investment or Release which constitutes an Unmatured Event of Termination or Event of Termination.

(z) Transaction Information. The Seller has not delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(aa) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchaser Parties under this Agreement will have been (i) in payment of an obligation incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(bb) Taxes. The Seller has (i) timely filed all federal tax returns and all other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all income and other material taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(cc) Tax Status. The Seller (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable a corporation for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States.

(dd) Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the bankruptcy opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(ee) Solvency. The Seller (i) is not “insolvent” (as such term is defined in the Bankruptcy Code), (ii) is able to pay its debts as they become due and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it reasonably expects to engage.

(ff) Subsidiaries; Business. The Seller (i) has no Subsidiaries, (ii) since its formation, has conducted no business other than entering into and performing its obligations under the Transaction Documents to which it is a party and such other activities incidental to the foregoing, except the Existing Transaction and (iii) the Transaction Documents to which it is a party are the only agreements to which it is a party, except the Existing Transaction.

(gg) Anti-Corruption Laws. The Seller has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such laws.

(hh) Issuance of Indebtedness or Other Obligations. The Seller has not, does not and will not during this Agreement (i) issue any LCR Security, (ii) issue any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities Act or that may be offered for sale under Rule 144A or a similar exemption from registration under the Securities Act or the rules promulgated thereunder, or (iii) other than the Existing Transaction, issue any other debt obligations or equity interest other than debt obligations substantially similar to the obligations of the Seller under this Agreement that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in this Agreement. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Newell for purposes of GAAP.

(ii) Beneficial Ownership Regulation. As of the Closing Date, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 7.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on each day on which an Investment shall have occurred:

(a) Corporate Existence and Power. The Servicer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and carry on its business as now being conducted except, solely in the case of this clause (ii), to the extent that the failure to have any such license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted or the servicing of the Pool Receivables as required by this Agreement makes such qualification necessary, except, solely in the case of this clause (iii), where failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The Servicer has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Servicer; and this Agreement and each other Transaction Document to which the Servicer is a party has been duly and validly executed and delivered by the Servicer.

(c) No Conflict. None of the execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, nor the performance of its obligations hereunder and thereunder will conflict with or result in a breach of, or a default under, or require any consent under, (i) its organizational documents, (ii) any Applicable Law, except to the extent that such violation or contravention could not reasonably be expected to have a Material Adverse Effect, (iii) any other agreement or instrument to which it is a party or by which it or any of its property is bound or subject, except, solely in the case of this clause (iii), to the extent that such violation or contravention could not reasonably be expected to have a Material Adverse Effect, or (iv) any order, writ, judgment, injunction or decree of any court or governmental authority or agency binding on or affecting it or its property except, solely in the case of this clause (iv), to the extent that such violation, breach, default or contravention could not reasonably be expected to have a Material Adverse Effect, and will not result in or require the creation or imposition of any Adverse Claim (other than Permitted Adverse Claims) upon any of the Sold Assets or Seller Collateral; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law other than compliance, if required, with any notice requirements which are satisfied prior to the Closing Date.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorizations, approvals or consents of, and no notices to, or filings or registrations with, any Governmental Authority or regulatory authority or agency (other than informational filings) are necessary for the execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder or for the validity or enforceability hereof or thereof.

(e) Actions, Suits. There are not, in any court or before any arbitrator of any kind or before or by any Governmental Authority, any actions, suits or proceedings pending or, to the Servicer’s knowledge, threatened in writing against or affecting the Servicer or any of its businesses or properties except for actions, suits or proceedings which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and the Servicer is not in default with respect to any order of any court, arbitrator or Governmental Authority, except defaults which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All written information, exhibits and reports (other than projections) furnished by the Servicer or any of its Affiliates to the Administrative Agent or any other Purchaser Party in connection with the negotiation of, or compliance with, this Agreement or any of the other Transaction Documents, taken as a whole, is and will be true and accurate in all material respects on the date such information is furnished or certified (unless such information, exhibit or report refers to an earlier date, in which case such information, exhibit or report shall be true and correct in all material respects on and as of such earlier date) and when taken as a whole does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, taken as a whole with all other written information provided by the Servicer or any of its Affiliates, not misleading as of such date.

(h) Jurisdiction of Organization; Places of Business and Locations of Records. The jurisdiction of organization of the Servicer is the State of Delaware. The principal places of business and chief executive office of the Servicer are located at 6655 Peachtree Dunwoody Road, Atlanta, Georgia 30328. The offices where the Servicer keeps all of its records relating to the servicing of the Pool Receivables is located at 29 East Stephenson Street, Freeport, Illinois 61032. The Servicer’s organizational number is 2118347 and the Servicer’s Federal Employer Identification Number is 36-3514169. The Servicer has not changed its jurisdiction of organization.

(i) Collections. The names and addresses of all Collection Account Banks, together with the account numbers of the Collection Accounts at each Collection Account Bank and the post office box number of each Lock-Box, are listed on either Schedule II or on a schedule to a joinder executed in accordance with Section 7.2 of the Receivables Sale Agreement. Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any Lock-Box or Collection Account, or the right to take dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Except as provided in Section 8.01(j) hereof, from and after the Post-Closing Date, the Seller and Servicer have taken all steps necessary to ensure that the Administrative Agent has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) over all Collection Accounts. The Seller or Servicer has the ability to identify all amounts that are received in any Lock-Box or deposited to any Collection Account as constituting Collections or non-Collections (x) in the case of amounts owing to Newell Puerto Rico, Ltd., within four (4) days of receipt or deposit and (y) in the case of all other amounts, within one (1) Business Day of receipt or deposit. No funds other than the proceeds of Pool Receivables are deposited to any Collection Account except for:

(i) amounts owing to Newell Puerto Rico, Ltd. (which shall be electronically swept or otherwise transferred out of such Collection Account within one (1) Business Day of being identified as such in accordance with Section 8.01(j));

(ii) with respect to any accounts receivable relating to a Sold Business Unit, for a period not to exceed the earliest of (A) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit and (B) twenty-five (25) months after the consummation of the related Business Sale, collections of accounts receivable relating to such Sold Business Unit (which, in each case, shall be electronically swept or otherwise transferred out of such Collection Account no later than the earliest of (x) the related number of days agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which Newell is required to transfer collections of accounts receivable relating to such Sold Business Unit out of such Collection Account and (y) ten (10) Business Days of being deposited therein);

(iii) amounts deposited in the Collection Account in error, so long as the Servicer withdraws such amounts as contemplated in Section 9.03(b); and

(iv) amounts with respect to any Obligor Excluded Receivables listed in Clause 10 of Schedule V (which shall be electronically swept or otherwise transferred out of such Collection Account within five (5) Business Days of being identified as such in accordance with Section 8.01(j)).

(j) Material Adverse Effect. There has been no Material Adverse Effect since the last day of the Servicer’s fiscal year as to which financial statement have most recently been delivered.

(k) Ownership of Seller. Newell owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of Seller, free and clear of any Adverse Claim. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(l) Investment Company Act. The Servicer is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act.

(m) Compliance with Applicable Law. The Servicer has complied in all respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property, except for any failure to comply with any of the foregoing that could not reasonably be expected to have a Material Adverse Effect. Each Pool Receivable, together with the Contract related thereto, does not contravene in any respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices or privacy), and no part of such Contract is in violation in any respect of any such law, rule or regulation, except for any such contravention or violation that could not reasonably be expected to have a Material Adverse Effect.

(n) Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the applicable Credit and Collection Policy with regard to each Pool Receivable and the related Contract and has not made any change to such Credit and Collection Policy, except as permitted under Section 8.02(n).

(o) Enforceability of Contracts. As of the purchase date of each Receivable originated by an Originator, each Contract with respect to each Receivable of such Originator is, on such date, effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(p) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on any date is an Eligible Receivable on such date.

(q) Sanctions and other Anti-Terrorism Laws. (a) None of the Servicer, any Subsidiary or, to the knowledge of the Servicer or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or, any agent of the Servicer or any Subsidiary that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Country that are prohibited by any Laws of the United States or Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; and (b) no Seller Collateral is Embargoed Property.

(r) Accounting. The Servicer shall treat the transactions contemplated by the Receivables Sale Agreement as a sale, for all purposes, including, without limitation, accounting purposes, and the Servicer agrees that (i) appropriate notations shall be made in any consolidated financial statements (or in the accompanying notes) of Newell and the Seller to indicate that the Seller is a separate legal entity from Newell and to indicate that the Seller’s assets and credit are not available to satisfy the debts and obligations of Newell and (ii) the Seller’s assets shall be listed separately on any balance sheet of the Seller prepared on a standalone basis.

(s) Identification of Receivables. The Servicer identifies the Receivables purchased (or purported to be purchased) by Seller under the Receivables Sale Agreement and which are included in the Net Receivables Balance on its books and records (including any accounting system).

(t) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would not reasonably be expected to result in a Material Adverse Effect.

(u) No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from such Investment or Release which constitutes an Unmatured Event of Termination or Event of Termination.

(v) No Servicer Default. No event has occurred and is continuing and no condition exists, or would result from such Investment or Release which constitutes, or with the passage of time or the giving of notice, or both, would constitute, a Servicer Default.

(w) Anti-Corruption Laws. The Servicer has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such laws.

(x) Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(y) Transaction Information. The Servicer has not delivered, in writing or orally, to any Rating Agency, or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(z) Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the bankruptcy opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VIII

COVENANTS

SECTION 8.01. Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:

(a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to each Group Agent:

(i) Annual Reporting. As soon as available and in any event within 90 days after the end of each fiscal year of Seller a copy of the unaudited balance sheet of Seller as at the close of each such period, together with the related statement of earnings for such fiscal year, certified by an Authorized Officer of the Seller (which certification shall state that such balance sheet and statement of earnings fairly present the financial condition and results of operations such fiscal year in accordance with GAAP except for the absence of footnotes).

(ii) Copies of Notices. Promptly upon its receipt of any written notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person that is a party thereto copies of the same.

(iii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to any Credit and Collection Policy, a copy of such Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables, requesting each Group Agent’s consent thereto.

(iv) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Pool Receivables or the condition or operations, financial or otherwise, of the Seller as any Group Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Group Agents and the Purchasers under or as contemplated by this Agreement.

(v) Information Packages and Weekly Reports. The Seller shall (or shall cause the Servicer to) prepare and forward to each Group Agent (A) during a Monthly Reporting Period, on each Monthly Reporting Date, an Information Package and (B) during a Weekly Reporting Period or during the occurrence and continuance of an Event of Termination, (1) on each Monthly Reporting Date, an Information Package, (2) if requested by the Administrative Agent or the Majority Group Agents, on Tuesday of each calendar week (or if such day is not a Business Day, on the next succeeding Business Day) (each such date the “Weekly Reporting Date”), a Weekly Report covering the period from and including Monday of the preceding week to but excluding Monday of such week, in each case, certified by an Authorized Officer of the Servicer and (3) at such times as any Group Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of Receivables, certified by an Authorized Officer of the Servicer.

(vi) Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this clause (a) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent if it is publicly available at no charge on EDGAR or Newell’s website at www.newellbrands.com.

(b) Notices. The Seller will provide each Group Agent written notice of any of the following events within the time period specified below or if no time is specified promptly (but in no event later than three (3) Business Days after) following an Authorized Officer knowledge, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Events of Termination or Unmatured Events of Termination. Within two (2) Business Days after an Authorized Officer obtaining actual knowledge thereof, (A) the occurrence of each Event of Termination or Servicer Default, by a statement of an Authorized Officer of Seller, and (B) the occurrence of each Unmatured Event of Termination, by a statement of an Authorized Officer of Seller.

(ii) Judgment and Proceedings. Within five (5) Business Days after learning thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting a Transaction Party that would reasonably be expected to be adversely determined, and if so adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect.

(iii) Material Adverse Effect. Within two (2) Business Days after an Authorized Officer obtaining actual knowledge thereof, the occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Termination Date. Within two (2) Business Days after an Authorized Officer obtaining actual knowledge thereof, the occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v) Downgrade of Newell. Within three (3) Business Days after an Authorized Officer obtaining actual knowledge thereof, any downgrade in the rating of any Indebtedness of Newell by S&P or Moody’s, setting forth the Indebtedness affected and the nature of such change.

(vi) Changes to Credit and Collection Policy. On each Monthly Reporting Date, copies of each amendment, restatement, modification, supplement or other material change to any Credit and Collection Policy since the immediately preceding Monthly Reporting Date, and a copy of such Credit and Collection Policy giving effect to such amendments, restatements, modifications, supplements and changes.

(vii) Appointment of Independent Manager. The decision to appoint a new Person as the “Independent Manager” of the Seller for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”

(viii) Name Changes. At least ten (10) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(c) Compliance with Laws and Preservation of Corporate Existence. (i) The Seller will comply with the requirements of all applicable laws, rules, regulations and governmental approvals, and all orders, writs, injunctions and decrees of any court or governmental authority or agency, if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect.

(ii) The Seller (A) will preserve and maintain its limited liability company existence, rights, franchises and privileges under the laws of the State of Delaware and (B) will qualify and remain qualified in good standing as a foreign company in each jurisdiction where its business is conducted, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(iii) The Seller will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Seller and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) Audits. Seller will furnish to each Group Agent from time to time such information with respect to it and the Pool Receivables as such Group Agent may reasonably request, provided that this clause (d) shall not obligate any Transaction Party to deliver Information Packages and Weekly Reports more frequently than as set forth in Section 8.01(a) and 8.02(a). Seller will, from time to time during regular business hours as requested by such Group Agent upon reasonable notice and at the sole cost of Seller, permit such Group Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all records in the possession or under the control of such Person relating to the Pool Receivables and the other Sold Assets and the Seller Collateral, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Pool Receivables and the other Sold Assets and the Seller Collateral or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the Authorized Officer of the Seller having knowledge of such matters (the activities referred to in the preceding clauses (i) and (ii), collectively, an “Audit”); provided, that the Group Agents shall use commercially reasonable efforts to coordinate the timing of Audits of the Group Agents. Notwithstanding the foregoing, unless an Event of Termination shall have occurred and be continuing or a Level 3 Ratings Period shall be in effect, Seller shall not be responsible for the costs of more than one Audit performed during any consecutive 12-month period unless the Group Agents are unable to complete audits in respect of all of the applicable Originators during a single Audit, in which event, the Seller shall be responsible for the cost of two Audits during such 12-month period; provided, that the Seller shall be responsible for the costs of additional Audits if the results of any such Audit shall be unsatisfactory or incomplete in the reasonable judgment of the Group Agents. The Seller hereby agrees to enter into negotiations to amend the Transaction Documents from time to time as may be reasonably requested in good faith by the Administrative Agent, on behalf of the Purchasers, to address issues raised by the results of Audits or other inspections that may be performed on the Seller, the Servicer and the Originators in accordance with the terms of the Transaction Documents. However, this agreement to enter into negotiations is not intended to and does not create any binding agreement.

(e) Keeping and Marking of Records and Books. The Seller will on or prior to the Closing Date, mark its master data processing records and other books and records relating to the Pool Receivables, Sold Assets and Seller Collateral with a legend, acceptable to the Group Agents, describing the interests of the Administrative Agent and the Secured Parties therein.

(f) Compliance with Contracts and Credit and Collection Policy. Seller will timely (i) fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and (ii) comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(g) Performance and Enforcement of Receivables Sale Agreement. Seller will, and will require each Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Pool Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement, as any Group Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h) Ownership. Seller will take all necessary action to (i) vest legal and equitable title to the Pool Receivables, the Sold Assets and the Seller Collateral purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims (other than Permitted Adverse Claims) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Pool Receivables, Sold Assets and Seller Collateral and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Administrative Agent or any Group Agent may reasonably request) and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Pool Receivables, Sold Assets, and Seller Collateral to the full extent contemplated herein, free and clear of any Adverse Claims (other than Permitted Adverse Claims) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Secured Parties) interest in such Pool Receivables, Sold Assets, and Seller Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Secured Parties as the Administrative Agent or any Group Agent may reasonably request).

(i) Reserved.

(j) Collections. Seller will instruct all Obligors to remit all Collections directly to a Lock-Box or a Collection Account. Seller will cause (1) all items from all Lock-Boxes to be processed and deposited to a Collection Account within one (1) Business Day after such receipt or to be directly deposited by a Collection Account Bank into a Collection Account, (2) all amounts deposited into any Collection Account to be identified as either Collections or non-Collections and all non-Collections, if any, to be identified:

(i) in the case of amounts owing to Newell Puerto Rico, Ltd., within four (4) days of being deposited therein;

(ii) in the case of collections of accounts receivable relating to a Sold Business Unit and solely for a period not to exceed the earliest of (A) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit and (B) twenty-five (25) months after the consummation of the related Business Sale, no later than the earliest of (x) the related number of days agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which Newell is required to transfer collections of accounts receivable relating to such Sold Business Unit out of such Collection Account and (y) ten (10) Business Days of being deposited therein;

(iii) in the case of collections with respect to any Obligor Excluded Receivables listed in Clause 10 of Schedule V, within five (5) Business Days of being deposited therein;

(iv) in the case of all other amounts, within one (1) Business Day of being deposited therein.

(k) Taxes. Seller will file all tax returns and reports required by law to be filed by it and will promptly pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property, except any such tax returns or taxes, assessments, charges or levies (i) that are being diligently contested in good faith by appropriate proceedings or (ii) subject to the last sentence of this subsection (k), the non-payment or non-filing of which could not reasonably be expected to have a Material Adverse Effect. Seller will pay when due any taxes payable in connection with the Pool Receivables, exclusive of taxes on or measured by income or gross receipts of any Purchaser, any Group Agent or the Administrative Agent.

(l) Insurance. Seller will maintain with responsible insurance companies or through Newell’s program of self-insurance, insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any governmental approval, or any order, writ, injunction or decree of any court or Governmental Authority.

(m) Payment to Originators. With respect to any Pool Receivable purchased by Seller from any Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Pool Receivable.

(n) Identification of Receivables. Seller shall at all times identify receivables purchased (or purported to be purchased) by Seller under the Receivables Sale Agreement and which are included the Net Receivables Balance on its books and records (including its account system).

(o) Certificate of Beneficial Ownership and Other Additional Information. The Seller shall provide to the Administrative Agent and the Purchasers: (i) promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, a Certificate of Beneficial Ownership complying with the Beneficial Ownership Regulation and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Purchaser from time to time for purposes of compliance by the Administrative Agent or such Purchaser with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Purchaser to comply therewith.

(p) Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. (i) The Seller covenants and agrees that (A) it shall promptly notify the Administrative Agent and each of the Purchasers in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Sold Assets or Seller Collateral becomes Embargoed Property.

(ii) The Seller, and to the knowledge of the Seller, each director, officer, employee, agent and Affiliate of Seller conducts its business in compliance with all Anti-Corruption Laws and maintains policies and procedures designed to ensure compliance with such Laws.

(q) Name and Jurisdiction Change, Offices and Records. The Seller will not change its name, jurisdiction of organization, identity or corporate structure (within the meaning of Sections 9-503 and/or 9-507 of the UCC of all applicable jurisdictions), become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC of all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person, change its “location” (within the meaning of Section 9-307 of the UCC of all applicable jurisdictions) or relocate its chief executive office, principal place of business or any office where records are kept unless it shall have: (i) given the Administrative Agent at least fifteen (15) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Administrative Agent or any Group Agent in connection with such change, event or relocation.

(r) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 9.03, the Seller will not add or terminate any bank as a Collection Account Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date thereof, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Account Bank or a Collection Account or Lock-Box, an executed Account Control Agreement and Lock-Box Transfer Notice, as applicable with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account or Lock-Box.

(s) Modifications to Contracts and Credit and Collection Policy. Except in accordance with Section 8.01(a)(vi) of this Agreement, Seller will not make any change to any Credit and Collection Policy that could materially and adversely affect the collectability of the Pool Receivables or decrease in any material respect the credit quality of any newly created Pool Receivables. Except as provided in Section 9.02, the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable or any Contract related thereto other than in accordance with the applicable Credit and Collection Policy.

(t) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable, Sold Assets or any Seller Collateral or upon or with respect to any Contract under which any Pool Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto, and Seller will defend the right, title and interest of the Administrative Agent, the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

(u) Capital Coverage Deficit. At no time prior to the Termination Date shall Seller permit a Capital Coverage Deficit to exist for a period of two (2) Business Days after an Authorized Officer of Seller or the Servicer knows of the existence thereof.

(v) Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to the related Originator in respect thereof, without the prior written consent of each Group Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(e) of the Receivables Sale Agreement.

(w) Restricted Junior Payments. Seller will not make any Restricted Junior Payment, if both before and after giving effect thereto, any Event of Termination or Unmatured Event of Termination shall have occurred and be continuing.

(x) Collections. Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Collection Account cash or cash proceeds other than Collections and, so long as the Servicer withdraws such amounts as contemplated in Section 9.03:

(i) amounts owing to Newell Puerto Rico, Ltd. in an amount not to exceed $2,000,000 in the aggregate in any calendar month;

(ii) with respect to any accounts receivable relating to a Sold Business Unit, for a period not to exceed the earliest of (x) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which collections of accounts receivable relating to such Sold Business Unit shall not longer be deposited therein and (y) twenty-five (25) months after the consummation of the related Business Sale, collections of accounts receivable relating to such Sold Business Unit;

(iii) amounts deposited in the Collection Account in error; and

(iv) amounts with respect to any Obligor Excluded Receivables listed in Clause 10 of Schedule V.

Except as provided in Section 8.01(j) hereof, Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, any Collections or proceeds thereof to any lock-box account or to any other account from and after the Post-Closing Date not covered by an Account Control Agreement.

(y) Indebtedness. Seller shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness incurred under the Transaction Documents to which it is a party.

(z) Changes to Transaction Documents. Except as otherwise permitted herein, Seller shall not terminate, amend or otherwise modify any Transaction Document or grant any waiver or consent thereunder without the prior written consent of the Group Agents.

(aa) Changes to Organizational Documents. Except as may be required by applicable law or by applicable rule, regulation or order by any Governmental Authority, Seller shall not terminate, amend or otherwise modify its Organizational Documents without the prior written consent of the Group Agents.

(bb) Change in Business. Seller shall not make any change in the character of its business.

(cc) Mergers, Acquisitions, Sales, Etc. Seller shall not be a party to any merger or consolidation, undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to applicable law, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Pool Receivables other than in accordance with the Transaction Documents.

(dd) Limitation on Transactions with Affiliates. Seller shall not enter into, or be a party to any transaction with any Affiliate of the Seller, except for: (i) the transactions contemplated hereby, by the Receivables Sale Agreement and by the other Transaction Documents; (ii) capital contributions by its member to the Seller; (iii) Restricted Junior Payments which are in compliance with this Agreement; and (iv) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors’ or manager’s fees, upon fair and reasonable terms materially no less favorable to the Seller than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

(ee) Sanctions and other Anti-Terrorism Laws. Seller hereby covenants and agrees that until the date on which the Seller Obligations have been indefeasibly paid in full, the Seller will not: (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Country in each case in violation of any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws, including any use of the proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Country in violation of any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; (c) repay the funding, financing or facilitating any activities, business or transaction of or with funds derived from any unlawful activity; (d) permit any Seller Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Country prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Purchaser, Administrative Agent to violate any sanctions administered by OFAC.

(ff) Anti-Corruption Laws. Seller hereby covenants and agrees that until the date on which the Seller Obligations have ben indefeasibly paid in full, the Seller will not, and will not permit any its Subsidiaries to directly or indirectly, use the Portion of Capital or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(gg) Payment of Principal and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.

SECTION 8.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a) Financial Reporting. The Servicer will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to each Group Agent:

(i) Annual Reporting. As soon as available and in any event within 90 days after the end of each fiscal year of Newell, a copy of the Annual Report on Form 10-K (or any successor form) for Newell for such year, together with a copy of the accompanying report of Newell’s independent certified public accounting firm; provided, however, that such Form 10-K need not be furnished directly to the Group Agents if it is publicly available at no charge on the EDGAR system of the United States Securities and Exchange Commission (“EDGAR”) or Newell’s website at www.newellbrands.com within such period and thereafter is continuously so available.

(ii) Quarterly Reporting. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Newell, a copy of the Quarterly Report on Form 10-Q (or any successor form) for Newell for such quarter; provided, however, that such Form 10-Q need not be furnished directly to the Group Agents if it is publicly available at no charge on EDGAR or Newell’s website at www.newellbrands.com within such period and thereafter is continuously so available.

(iii) S.E.C. Filings. Promptly upon the filing thereof, copies of all annual, quarterly, monthly or other regular reports, and promptly upon the request of any Group Agent, copies of all registration statements, in each case, which any Originator or any of its Subsidiaries files with the Securities and Exchange Commission; provided, however, that each such filing need not be furnished directly to the Group Agents if is it publicly available at no charge on EDGAR or Newell’s website at www.newellbrands.com within such period and thereafter is continuously so available.

(iv) Copies of Notices. Promptly upon its receipt of any written notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person that is a party thereto copies of the same.

(v) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to any Credit and Collection Policy, a copy of such Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables, requesting each Group Agent’s consent thereto.

(vi) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Pool Receivables or the condition or operations, financial or otherwise, of the Servicer as any Group Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Group Agents and the Purchasers under or as contemplated by this Agreement.

(vii) Information Packages and Weekly Reports. The Servicer shall prepare and forward to each Group Agent (A) during a Monthly Reporting Period, on each Monthly Reporting Date, an Information Package and (B) during a Weekly Reporting Period or during the occurrence and continuance of an Event of Termination, (1) on each Monthly Reporting Date, an Information Package, (2) if requested by the Administrative Agent or the Majority Group Agents, on each Weekly Reporting Date, a Weekly Report covering the period from and including Monday of the preceding week to but excluding Monday of such week, in each case, certified by an Authorized Officer of the Servicer and (3) at such times as any Group Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of Receivables, certified by an Authorized Officer of the Servicer.

(viii) Compliance Certificates. (a) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit H signed by an Authorized Officer of the Servicer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(b) Notices. he Servicer will notify the Administrative Agent and each Group Agent in writing of any of the following events within the time period specified below or if no time is specified promptly following (but in no event later than three (3) Business Days after) an Authorized Officer or other officer obtaining actual knowledge of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Events of Termination or Unmatured Events of Termination. Within two (2) Business Days after an Authorized Officer obtaining actual knowledge thereof, (A) the occurrence of each Event of Termination, by a statement of an Authorized Officer of Servicer, and (B) the occurrence of each Unmatured Event of Termination, by a statement of an Authorized Officer of Servicer.

(ii) Judgment and Proceedings. Within five (5) Business Days after learning thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting a Transaction Party that would reasonably be expected to be adversely determined, and if so adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect.

(iii) Material Adverse Effect. Within two (2) Business Days after an Authorized Officer obtaining actual knowledge thereof, the occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Termination Date. Within two (2) Business Days after an Authorized Officer obtaining actual knowledge thereof, the occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v) Downgrade of Newell. Within three (3) Business Days after an Authorized Officer obtaining actual knowledge thereof, any downgrade in the rating of any Indebtedness of Newell by S&P or Moody’s, setting forth the Indebtedness affected and the nature of such change.

(vi) Changes to Credit and Collection Policy. On each Monthly Reporting Date, copies of each amendment, restatement, modification, supplement or other material change to any Credit and Collection Policy since the immediately preceding Monthly Reporting Date, and a copy of such Credit and Collection Policy giving effect to such amendments, restatements, modifications, supplements and changes.

(vii) Name Changes. At least ten (10) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(c) Compliance with Laws and Preservation of Corporate Existence. (i) The Servicer will comply with the requirements of all applicable laws, rules, regulations and governmental approvals, and all orders, writs, injunctions and decrees of any court or governmental authority or agency, if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect.

(ii) The Servicer (A) will preserve and maintain its corporate existence, rights, franchises and privileges under the laws of the State of Delaware and (B) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(iii) The Servicer will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Servicer, its Subsidiaries (if any) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) Audits. Servicer will furnish to each Group Agent from time to time such information with respect to it and the Pool Receivables as such Group Agent may reasonably request, provided that this clause (d) shall not obligate any Transaction Party to deliver Information Packages and Weekly Reports more frequently than as set forth in Section 8.01(a) and Section 8.02(a). Servicer will, from time to time during regular business hours as requested by such Group Agent upon reasonable notice and at the sole cost of Servicer, permit such Group Agent, or its agents or representatives, to conduct an Audit; provided, that the Group Agents shall use commercially reasonable efforts to coordinate the timing of Audits of the Group Agents. Notwithstanding the foregoing, unless an Event of Termination shall have occurred and be continuing or a Level 3 Ratings Period shall be in effect, Servicer shall not be responsible for the costs of more than one Audit performed during any consecutive 12-month period unless the Group Agents are unable to complete audits in respect of all of the applicable Originators during a single Audit, in which event, the Servicer shall be responsible for the cost of two Audits during such 12-month period; provided, that the Servicer shall be responsible for the costs of additional Audits if the results of any such Audit shall be unsatisfactory or incomplete in the reasonable judgment of the Group Agents. The Servicer hereby agrees to enter into negotiations to amend the Transaction Documents from time to time as may be reasonably requested in good faith by the Administrative Agent, on behalf of the Purchasers, to address issues raised by the results of Audits or other inspections that may be performed on the Seller, the Servicer and the Originators in accordance with the terms of the Transaction Documents. However, this agreement to enter into negotiations is not intended to and does not create any binding agreement

(e) Keeping and Marking of Records and Books. (i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables, Sold Assets and Seller Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables, Sold Assets and Seller Collateral (including, without limitation, records adequate to permit the immediate identification of each new Pool Receivable and all Sold Assets and Seller Collateral of and adjustments to each existing Pool Receivable, Sold Assets and Seller Collateral). The Servicer will give the Group Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) The Servicer will on or prior to the Closing Date, mark its master data processing records and other books and records relating to the Pool Receivables, Sold Assets and Seller Collateral with a legend, acceptable to the Group Agents, describing the interests of the Administrative Agent and the Secured Parties therein.

(f) Compliance with Contracts and Credit and Collection Policy. Servicer will timely (i) fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and (ii) comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(g) Collections. Servicer will instruct all Obligors to remit all Collections directly to a Lock-Box or a Collection Account. Servicer will cause (1) all items from all Lock-Boxes to be processed and deposited to a Collection Account within one (1) Business Day after such receipt or to be directly deposited by a Collection Account Bank into a Collection Account, (2) all amounts deposited into any Collection Account to be identified as either Collections or non-Collections and all non-Collections, if any, to be identified:

(i) in the case of amounts owing to Newell Puerto Rico, Ltd., within four (4) days of being deposited therein;

(ii) in the case of collections of accounts receivable relating to a Sold Business Unit and solely for a period not to exceed the earliest of (A) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit and (B) twenty-five (25) months after the consummation of the related Business Sale, no later than the earliest of (x) the related number of days agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which Newell is required to transfer collections of accounts receivable relating to such Sold Business Unit out of such Collection Account and (y) ten (10) Business Days of being deposited therein;

(iii) in the case of amounts respect to any Obligor Excluded Receivables listed in Clause 10 of Schedule V, within five (5) Business Days of being deposited therein; and

(iv) in the case of all other amounts, within one (1) Business Day of being deposited therein.

(h) Taxes. Servicer will file all tax returns and reports required by law to be filed by it and will promptly pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property, except any such tax returns or taxes, assessments, charges or levies (i) that are being diligently contested in good faith by appropriate proceedings or (ii) the non-payment or non-filing of which could not reasonably be expected to have a Material Adverse Effect

(i) Insurance. Servicer will maintain with responsible insurance companies or through Newell’s program of self-insurance, insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any governmental approval, or any order, writ, injunction or decree of any court or Governmental Authority.

(j) Identification of Receivables. Servicer shall at all times identify receivables purchased (or purported to be purchased) by Seller under the Receivables Sale Agreement and which are included the Net Receivables Balance on its books and records (including its account system).

(k) Additional Undertaking. Promptly upon the request of the Administrative Agent or any Purchaser, the Servicer shall deliver to the Administrative Agent and the Purchasers the final version of any “transfer and servicing agreement” relating to any Business Sale.

(l) Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. (i) The Servicer covenants and agrees that (A) it shall promptly notify the Administrative Agent and each of the Purchasers in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Sold Assets or Seller Collateral becomes Embargoed Property.

(ii) Each of the Servicer and its Subsidiaries, and to the knowledge of Servicer, each director, officer, employee, agent and Affiliate of Servicer and its Subsidiaries conducts its business in compliance with all Anti-Corruption Laws and maintains policies and procedures designed to ensure compliance with such Laws.

(m) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 9.03, the Servicer will not add or terminate any bank as a Collection Account Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date thereof, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Account Bank or a Collection Account or Lock-Box, an executed Account Control Agreement and Lock-Box Transfer Notice, as applicable with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account or Lock-Box.

(n) Modifications to Contracts and Credit and Collection Policy. Except in accordance with Section 8.02(a)(v) of this Agreement, Servicer will not make any change to any Credit and Collection Policy that could materially and adversely affect the collectability of the Pool Receivables or decrease in any material respect the credit quality of any newly created Pool Receivables. Except as provided in Section 9.02, the Servicer will not extend, amend or otherwise modify the terms of any Pool Receivable or any Contract related thereto other than in accordance with the applicable Credit and Collection Policy.

(o) Capital Coverage Deficit. At no time prior to the Termination Date shall Seller permit a Capital Coverage Deficit to exist for a period of two (2) Business Days after an Authorized Officer of the Seller or the Servicer knows of the existence thereof.

(p) Collections. Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Collection Account cash or cash proceeds other than Collections and, so long as the Servicer withdraws such amounts as contemplated in Section 9.03:

(i) amounts owing to Newell Puerto Rico, Ltd. in an amount not to exceed $2,000,000 in the aggregate in any calendar month;

(ii) with respect to any accounts receivable relating to a Sold Business Unit, for a period not to exceed the earliest of (x) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which collections of accounts receivable relating to such Sold Business Unit shall not longer be deposited therein and (y) twenty-five (25) months after the consummation of the related Business Sale, collections of accounts receivable relating to such Sold Business Unit;

(iii) amounts with respect to any Obligor Excluded Receivables listed in Clause 10 of Schedule V; and

(iv) amounts deposited in the Collection Account in error.

Except as provided in Section 8.02(g) hereof, Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, any Collections or proceeds thereof to any lock-box account or to any other account from and after the Post-Closing Date not covered by an Account Control Agreement.

(q) Sanctions and other Anti-Terrorism Laws. Servicer hereby covenants and agrees that until the date on which the Seller Obligations have been indefeasibly paid in full, the Servicer will not, and will not permit any of its Subsidiaries to: (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Country in each case in violation of any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws, including any use of the proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Country in violation of any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; (c) repay the funding, financing or facilitating any activities, business or transaction of or with funds derived from any unlawful activity; (d) permit any Seller Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Country prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Purchaser, Administrative Agent to violate any sanctions administered by OFAC.

(r) Anti-Corruption Laws. Servicer hereby covenants and agrees that until the date on which the Seller Obligations have ben indefeasibly paid in full, the Servicer will not, and will not permit any its Subsidiaries to directly or indirectly, use the Portion of Capital or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

SECTION 8.03. Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates (other than for applicable tax purposes). Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person (other than for applicable tax purposes). Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a) Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i) acquiring, owning, financing, refinancing, selling, pledging and otherwise dealing with the Receivables Pool and Related Security, (ii) paying off the Existing Transaction in full, (iii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iv) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b) No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c) Independent Manager. No fewer than one member of the Seller’s board of managers or directors shall be an Independent Manager. The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Manager of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager, or the failure of such Independent Manager to satisfy the criteria for an Independent Manager ), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Manager satisfies the criteria for an Independent Manager. The Independent Manager shall not at any time serve as a trustee in bankruptcy for any Transaction Party or any of their respective Affiliates.

(d) Organizational Documents. The Seller shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents.

(e) Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f) Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g) Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h) Operating Expenses. The Seller’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof.

(i) Stationary. The Seller will have its own separate stationary.

(j) Books and Records. The Seller’s books and records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.

(k) Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase of the Receivables and Related Security from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Security to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof.

(l) Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof.

(m) Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Performance Guarantor, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.

(n) Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Servicer, the Parent, the Performance Guarantor, the Originators and their respective Affiliates will promptly correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o) Allocation of Overhead. To the extent that Seller, on the one hand, and the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

(p) Receivables Sale Agreement. The Seller will maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Majority Group Agents.

(q) No Merger or Conveyance. The Seller will maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

(r) Restricted Junior Payments. The Seller will refrain from making any Restricted Junior Payment other than with funds received in accordance with Section 4.01(a)(vi).

(s) Opinions. The Seller will take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Jones Day, as counsel for Seller, in connection with the closing or the initial Investment under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

ARTICLE IX

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 9.01. Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Newell (in accordance with this Section 9.01) of the designation of a new Servicer, Newell is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuance of a Servicer Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed Newell or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a) above, Newell agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Newell shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c) Newell acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on Newell’s agreement to act as Servicer hereunder. Accordingly, Newell agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent, each Purchaser and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation; provided, no such consent shall be required with respect to the delegation of any duties to outside collection agencies in accordance with its customary practices.

SECTION 9.02. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if a Servicer Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Servicer Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03. Collection Account Arrangements.

(a) On or prior to the Post-Closing Date, the Seller shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of a Level 3 Ratings Event or Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

(b) In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified to the satisfaction of, or determined by, the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall, as applicable, remit such items to the Person identified to, or determined by, it as being the owner of such remittances:

(i) with respect to any accounts receivable relating to a Sold Business Unit, for a period not to exceed the earliest of (A) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit and (B) twenty-five (25) months after the consummation of the related Business Sale, collections of accounts receivable relating to such Sold Business Unit no later than the earliest of (x) the related number of days agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which Newell is required to transfer collections of accounts receivable relating to such Sold Business Unit out of such Collection Account and (y) ten (10) Business Days of being deposited therein;

(ii) in the case of all other amounts, within one (1) Business Day after such identification or determination.

(c) From and after the date the Administrative Agent delivers a Collection Notice to any Collection Account Bank or a Lock-Box Transfer Notice to any post office pursuant to Section 9.04, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Pool Receivables, to remit all payments thereon to a new lock-box or depositary account specified by the Administrative Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new lock-box, post office box or depositary account any cash or payment item other than Collections.

SECTION 9.04. Enforcement Rights.

(a) At any time following the occurrence and during the continuation of an Event of Termination:

(i) the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii) the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii) the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv) notify the Collection Account Banks that the Seller and the Servicer will no longer have any access to the Collection Accounts;

(v) the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and

(vi) the Administrative Agent may collect any amounts due from an Originator under the Receivables Sale Agreement or the Performance Guarantor under the Performance Guaranty.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Termination are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b) The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c) The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 9.05. Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction, except to the extent that such taxes are being contested in good faith and appropriate reserves have been maintained in accordance with GAAP. None of the Purchaser Parties shall have any obligation or liability with respect to any Sold Assets or Seller Collateral, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.

(b) Newell hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Newell shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Newell conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to Newell its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06. Servicing Fee.

(a) Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the aggregate Outstanding Balance of the Pool Receivables as of the last day of each Monthly Period. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b) If the Servicer ceases to be Newell or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF TERMINATION

SECTION 10.01. Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:

(a) any Transaction Party shall fail to make any payment or deposit required hereunder or under any other Transaction Document when due (other than as referred to in Section 10.01(f)) and such failure continues unremedied for (i) in the case of Yield, two (2) Business Days or (ii) in the case of any other payment or deposit, one (1) Business Day;

(b) any Transaction Party other than the Servicer shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in Sections 10.01(a) or 10.01(f)) or any other Transaction Document and such failure shall continue unremedied for 30 days after the earlier of (x) an Authorized Officer of such Transaction Party obtains actual knowledge thereof or (y) any Group Agent delivers written notice thereof to such Transaction Party;

(c) any representation, warranty, certification or statement made by any Transaction Party in this Agreement, any other Transaction Document, any Information Package, or in any other document, report or information delivered pursuant hereto or thereto shall have been false or incorrect in any material respect on the date as of which made or deemed made (or, in the case of any representation, warranty, certification or statement that by its terms refers to an earlier date, shall have been false or incorrect in any material respect on and as of such earlier date) (except that the materiality standard in this clause (c) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms) unless such representation or warranty relates solely to one or more specific Pool Receivables and the Seller (or the Servicer or an Originator) makes a Deemed Collection payment with respect to such Pool Receivable when and to the extent required by the Transaction Documents;

(d) any failure of Seller to pay any Indebtedness (other than Indebtedness created under the Transaction Documents) when due and such failure shall continue after the applicable grace period, if any;

(e) an Event of Bankruptcy occurs in respect of any Transaction Party;

(f) either (i) a Capital Coverage Deficit shall occur, and shall not have been cured within two (2) Business Days after the date on which an Authorized Officer of the Seller or the Servicer knows of the existence thereof or (ii) any Collections shall be Released by the Seller or the Servicer at any time during which a Capital Coverage Deficit shall exist an amount equal to the amount of any such Release shall not have been deposited into the Collection Account within two (2) Business Days after the earlier of the date on which (x) an Authorized Officer of the Seller or the Servicer obtains actual knowledge thereof or (y) any Group Agent delivers written notice thereof to the Seller or the Servicer;

(g) as at the end of any Monthly Period:

(i) the average of the Dilution Ratios for such Monthly Period and the two (2) immediately preceding Monthly Periods shall exceed 14.0%;

(ii) the average of the Delinquency Ratios for such Monthly Period and the two (2) immediately preceding Monthly Periods shall exceed (x) 17.0% with respect to the three rolling Monthly Periods ending on June 30 of a calendar year through November 30 of a calendar year or (y) 18.0% for any three rolling Monthly Periods ending on December 31 of a calendar year through May 31 of a calendar year;

(iii) the average of the Default Ratios for such Monthly Period and the two (2) immediately preceding Monthly Periods shall exceed 4.5%; or

(iv) the average of the Days’ Sales Outstanding for such Monthly Period and the two (2) immediately preceding Monthly Periods shall exceed 90 days;

(h) a Change of Control shall occur;

(i) one or more final judgments for the payment of money shall be entered against Seller in an amount in excess of $16,750, individually or in the aggregate, and such judgment or judgments shall continue unsatisfied or unstayed and in effect for 60 days;

(j) (i) the “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or (ii) any Originator shall for any reason (other than as a result of a Permitted Disposition) cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement or (iii) Seller shall for any reason (other than as a result of a Permitted Disposition) cease to purchase, or cease to have the legal capacity to purchase, or otherwise be incapable of accepting Receivables from any Originator under the Receivables Sale Agreement;

(k) this Agreement or any other Transaction Document shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of any Transaction Party, or any Transaction Party shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Secured Parties shall cease to have a valid and perfected first priority security interest in the Pool Receivables or any of the other Sold Assets or Seller Collateral, free and clear of any Adverse Claim (other than Permitted Adverse Claims);

(l) any Person shall be appointed as an Independent Manager of the Seller without prior notice thereof having been given to the Administrative Agent in accordance with Section 8.03(c) or without the written acknowledgement by the Administrative Agent that such Person conforms, to the satisfaction of the Administrative Agent, with the criteria set forth in the definition herein of “Independent Manager”;

(m) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(n) the occurrence of any event or circumstance that could reasonably be expected to have a material adverse effect on (i) the legality, validity or enforceability of this Agreement or any other Transaction Document, (ii) any Secured Party’s interest in the Receivables generally or in any material portion (as determined in the sole discretion of any Group Agent) of the Pool Receivables, Sold Assets or Seller Collateral with respect thereto, or (iii) the collectability of the Pool Receivables generally or of any material portion of the Pool Receivables;

(o) the occurrence of any Servicer Default.

(p) the Seller or the Servicer shall fail to deliver an Information Package or Weekly Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

then, upon the occurrence and during the continuation of an Event of Termination, the Administrative Agent may, or upon the direction of the Majority Group Agents shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Transaction Party; provided, however, that upon the occurrence of an Event of Termination described in Section 10.01(e), the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Transaction Party, (iii) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred), (iv) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in Section 10.01(e) with respect to the Seller, the Aggregate Capital and all other Seller Obligations shall be immediately due and payable, (v) deliver the Collection Notices to the Collection Banks, and (vi) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the

Administrative Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative. Any proceeds from liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of Administrative Agent. Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.

SECTION 11.07. Notice of Events of Termination; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless the Administrative Agent has received notice from any Purchaser Party or the Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Purchaser(s) and Related Committed Purchaser(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Termination or Event of Termination or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning the Seller, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09. Successor Administrative Agent.

(a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Seller, the Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment, subject to the prior written approval of the Seller (which approval shall not be unreasonably withheld, conditioned or delayed and shall not be required upon the occurance and continuance of an Event of Termination). If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent, subject to the prior written approval of the Seller (which approval shall not be unreasonably withheld, conditioned or delayed and shall not be required upon the occurance and continuance of an Event of Termination). If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b) Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE XII

THE GROUP AGENTS

SECTION 12.01. Authorization and Action. Each Purchaser Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Seller or any Affiliate thereof, any Purchaser except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 12.02. Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Seller or any Affiliate thereof; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 12.03. Group Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also a Group Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 12.04. Indemnification of Group Agents. Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the proportion of the Percentage of such Committed Purchaser to the aggregate Percentages of all Committed Purchasers in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

SECTION 12.05. Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 12.06. Notice of Events of Termination. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Termination or Event of Termination unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Purchaser Party, the Servicer or the Seller stating that an Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Unmatured Event of Termination or Event of Termination. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Unmatured Event of Termination or Event of Termination as may be directed by Committed Purchasers in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XII), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.

SECTION 12.07. Non-Reliance on Group Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Purchaser Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Purchaser Party in its Group, no Group Agent shall have any duty or responsibility to provide any Purchaser Party in its Group with any information concerning the Seller or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 12.08. Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Seller, the Servicer and the Purchaser Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Purchaser(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.

SECTION 12.09. Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Purchaser Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Purchaser Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Purchaser Parties in its Group.

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Indemnities by the Seller.

(a) Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Sold Assets or Seller Collateral; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification, (b)

Seller Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on the account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor and (c) Taxes that are covered by Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a), (b) and (c) above):

(i) any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Receivables Balance but which is not an Eligible Receivable at such time;

(ii) any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii) the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Sold Assets or Seller Collateral, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable, any other Sold Assets or any Seller Collateral, whether at the time of any Investment or at any subsequent time;

(vi) reserved;

(vii) any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii) any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix) the commingling of Collections of Pool Receivables at any time with other funds;

(x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable, any other Sold Assets or any Seller Collateral or any related Contract;

(xi) any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) any setoff with respect to any Pool Receivable;

(xiii) any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xiv) the failure by the Seller to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xv) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of any indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xvi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvii) any action taken by the Administrative Agent as attorney-in-fact for the Seller, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xviii) the failure of delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xix) the use of proceeds of any Investment; or

(xx) any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b) Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XIII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c) If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Seller under this Section shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.

(d) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02. Indemnification by the Servicer.

(a) The Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes that are covered by Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i) any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(ii) the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iii) the commingling of Collections of Pool Receivables at any time with other funds;

(iv) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of any indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement; or

(v) any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b) If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Amendments, Etc.

(a) No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i) change (directly or indirectly) the definitions of, Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Net Receivables Balance or Required Reserves contained in this Agreement, or increase the then existing Concentration Limit for any Obligor or change the calculation of the Capital Coverage Amount;

(ii) reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;

(iii) change any Event of Termination or Servicer Default;

(iv) release all or a material portion of the Sold Assets or Seller Collateral from the Administrative Agent’s security interest created hereunder;

(v) release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi) change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or

(vii) change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group, (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Purchaser, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (vii) above and then only in the event such Defaulting Purchaser shall be directly affected by such amendment, waiver or other modification. and (D) the Administrative Agent and the Seller shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent and the Seller shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.

SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile or email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent receipt confirmed by electronic or other means (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 14.03. Assignability; Addition of Purchasers.

(a) Assignment by Conduit Purchasers. This Agreement and the rights of each Conduit Purchaser hereunder (including its right to receive payments of Capital and Yield) shall be assignable by such Conduit Purchaser and its successors and permitted assigns to any Program Support Provider of such Conduit Purchaser without prior notice to or consent from the Seller or any other party, or any other condition or restriction of any kind, (ii) to any other Purchaser with prior notice to the Seller but without consent from the Seller or (iii) with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination has occurred and is continuing), to any other Eligible Assignee. Each assignor of Capital (or any portion thereof) or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Seller and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Seller and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).

(b) Assignment by Committed Purchasers. Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that

(i) except for an assignment by a Committed Purchaser to either an Affiliate of such Committed Purchaser or any other Committed Purchaser, each such assignment shall require the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination has occurred and is continuing);

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Committed Purchaser’s Commitment; and

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).

(c) Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Purchasers and the Conduit Purchasers, the Commitment of each Committed Purchaser and the aggregate outstanding Capital (and stated Yield) of each Conduit Purchaser and Committed Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Administrative Agent, the Group Agents, and the other Purchaser Parties may treat each Person whose name is recorded in the Register as a Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Servicer, any Group Agent, any Conduit Purchaser or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Purchaser and an Eligible Assignee or assignee Committed Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Servicer.

(e) Participations. Each Committed Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that

(i) such Committed Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged, and

(ii) such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Group Agents, the Conduit Purchasers, the other Committed Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this

Agreement; provided, that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 14.01 that affects such Participant. The Seller agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Participant Register. Each Committed Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Committed Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Termination has occurred and is continuing, such assignment shall require the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(h) Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).

(i) Addition of Purchasers or Groups. The Seller may, with written notice to the Administrative Agent and each Group Agent, add additional Persons as Purchasers (by creating a new Group) or cause an existing Purchaser to increase its Commitment; provided, however, that the Commitment of any existing Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit D hereto (which Assumption Agreement shall, in the case of any new Purchaser, be executed by each Person in such new Purchaser’s Group).

(j) Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

(k) Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, any Conduit Purchaser may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to a collateral trustee (or Person acting in a similar capacity) as collateral security in connection with such Conduit Purchaser’s asset-backed commercial paper note program, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Seller agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, any Program Support Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent as to its rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Seller agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 14.05. No Proceedings; Limitation on Payments.

(a) Each of the Seller, the Administrative Agent, the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any Event of Bankruptcy so long as any Notes or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes or other senior indebtedness shall have been outstanding.

(b) Each of the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Event of Bankruptcy until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence and continuance of an Event of Termination.

(c) Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Purchaser shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s Notes are paid in full. Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 14.05 shall survive any termination of this Agreement.

SECTION 14.06. Confidentiality.

(a) Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of the Fee Letter or any other fee letter, except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of the Seller and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(b) Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Seller, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Purchaser’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Purchaser or their respective Affiliates or Program Support Providers or (vi) to the extent it is (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vi) above, the Administrative Agent, each Group Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Servicer of its making any such disclosure prior to making such disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental authority exercising examination or regulatory authority). Each of the Administrative Agent, each Group Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c) As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d) Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SOLD ASSETS OR SELLER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by electronic means shall be equally effective as delivery of an originally executed counterpart. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Transaction Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Purchaser, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Purchasers and any of the Transaction Parties, electronic images of this Agreement or any other Transaction Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Transaction Documents based solely on the lack of paper original copies of any Transaction Documents, including with respect to any signature pages thereto.

SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11, 14.13 and 14.14 shall survive any termination of this Agreement.

SECTION 14.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF THE SELLER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12. Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13. Limitation of Liability.

(a) No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b) The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14. Intent of the Parties. The Seller has structured this Agreement with the intention that the obligations to return Capital to the Purchasers will be treated under United States federal, and applicable state, local and foreign tax law as giving rise to one or more debt instruments and payments of Yield thereon as interest (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15. USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the Seller, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Purchaser Parties to identify the Seller, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 14.16. Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of, the Seller or the Servicer against amounts owing by the Seller or the Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify the Seller or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.20.Post-Closing Covenants.

(a) No later than the Post-Closing Date, the Seller and the Servicer shall deliver to the Administrative Agent a fully executed Control Agreement with respect to each Collection Account, in form and substance reasonably satisfactory to the Administrative Agent.

(b) Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Seller or the Servicer to timely perform its obligations under this Section 14.20 shall constitute an immediate Event of Termination under this Agreement with no grace period.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JARDEN RECEIVABLES, LLC, as the Seller

By: Sunbeam Products, Inc. Its: manager and sole member

By:	/s/ Robert Westreich
Name:	Robert Westreich
Title:	Senior Vice President, Treasurer and Chief Tax Officer

NEWELL BRANDS INC., as the Sericer

By:	/s/ Robert Westreich
Name:	Robert Westreich
Title:	Senior Vice President, Treasurer and Chief Tax Officer

Receivables Purchase Agreement

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Veronica L. Gallagher
Name:	Veronica L. Gallagher
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as Group Agent for the RBC Group

By:	/s/ Veronica L. Gallagher
Name:	Veronica L. Gallagher
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as a Committed Purchaser

By:	/s/ Janine D. Marsini
Name:	Janine D. Marsini
Title:	Authorized Signatory

By:	/s/ Veronica L. Gallagher
Name:	Veronica L. Gallagher
Title:	Authorized Signatory

Receivables Purchase Agreement

THUNDER BAY FUNDING LLC, as a Conduit Purchaser

By:	/s/ Veronica L. Gallagher
Name:	Veronica L. Gallagher
Title:	Authorized Signatory

Receivables Purchase Agreement

EXHIBIT A

Form of Investment Request

[Letterhead of Seller]

[Date]

[Administrative Agent]

[Group Agents]

Re:	Investment Request

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of October 2, 2023 among Jarden Receivables, LLC (the “Seller”), Newell Brands Inc., as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto, and Royal Bank of Canada, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Investment Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes an Investment Request pursuant to Section 2.02(a) of the Agreement. The Seller hereby requests an Investment of Capital in the aggregate amount of [$   ] to be made on [   , 20__] [(of which $[   ] of Capital will be funded by the RBC Group and $[   ] of Capital will be funded by the [   ] Group)]. Such Capital should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Investment, the Aggregate Capital will be [$   ].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such Investment, as follows:

(i) the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;

(iii) no Capital Coverage Deficit exists or would exist after giving effect to such Investment;

Exhibit A-1

(iv) the Aggregate Capital will not exceed the Facility Limit;

(v) the Termination Date has not occurred; and

(vi) the Sold Receivables are identified on the Schedule of Sold Receivables attached hereto.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

By:
Name:
Title:

Exhibit A-3

EXHIBIT B

Form of Reduction Notice

[LETTERHEAD OF SELLER]

[Date]

[Administrative Agent]

[Group Agents]

Re:	Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of October 2, 2023 among Jarden Receivables, LLC, as seller (the “Seller”), Newell Brands Inc., as Servicer (the “Servicer”), the Purchasers party thereto, and Royal Bank of Canada, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Seller hereby notifies the Administrative Agent and the Purchasers that it shall reduce the outstanding Capital of the Purchasers in the amount of [$   ] to be made on [   , 20_]. After giving effect to such reduction, the Aggregate Capital will be [$   ].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i) the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such reduction as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such reduction;

(iii) no Capital Coverage Deficit exists or would exist after giving effect to such reduction; and

(iv) the Termination Date has not occurred.

Exhibit B-1

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

JARDEN RECEIVABLES, LLC

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

[Form of Assignment and Acceptance Agreement]

Dated as of    , 20

Section 1.

Commitment assigned:	$	[_____	]
Assignor’s remaining Commitment:	$	[_____	]
Capital allocable to Commitment assigned:	$	[_____	]
Assignor’s remaining Capital:	$	[_____	]
Yield (if any) allocable to Capital assigned:	$	[_____	]
Yield (if any) allocable to Assignor’s remaining Capital:	$	[_____	]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [   ]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Purchaser under that certain Receivables Purchase Agreement, dated as of October 2, 2023 among Newell Brands Inc., a Delaware corporation, as Servicer, the Purchasers party thereto, the Group Agents party thereto, and Royal Bank of Canada, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit C-1

ASSIGNOR:	[_________]

By:
Name:
Title

ASSIGNEE:	[_________]

By:
Name:
Title:

[Address]

Accepted as of date first above written:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

JARDEN RECEIVABLES, LLC, as Seller

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

[Form of Assumption Agreement]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [   ,    ], is among     (the “Seller”), [   ], as conduit purchaser (the “[   ] Conduit Purchaser”), [   ], as the Related Committed Purchaser (the “[   ] Committed Purchaser” and together with the Conduit Purchaser, the “[   ] Purchasers”), and [   ], as group agent for the [   ] Purchasers (the “[   ] Group Agent” and together with the [   ] Purchasers, the “[   ] Group”).

BACKGROUND

The Seller and various others are parties to a certain Receivables Purchase Agreement, dated as of October 2, 2023 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 14.03(i) of the Receivables Purchase Agreement. The Seller desires [the [   ] Purchasers] [the [   ] Committed Purchaser] to [become a Group] [increase its existing Commitment] under the Receivables Purchase Agreement, and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [[   ] Purchasers] [[   ] Committed Purchaser] agree[s] to [become Purchasers within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [   ] Committed Purchaser hereto].

The Seller hereby represents and warrants to the [   ] Purchasers and the [   ] Group Agent as of the date hereof, as follows:

(i) the representations and warranties of the Seller contained in Section 7.01 are true and correct in all material respects on and as of the date as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii) the Termination Date shall not have occurred.

SECTION 2. Upon execution and delivery of this Agreement by the Seller and each member of the [   ] Group, satisfaction of the other conditions with respect to the addition of a Group specified in Section 14.03(i) of the Receivables Purchase Agreement (including the written consent of the Administrative Agent and the Majority Group Agents) and receipt by the

Exhibit D-1

Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [   ] Purchasers shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement and the “Commitment” with respect to the Committed Purchasers in such Group as shall be as set forth under the signature of each such Committed Purchaser hereto] [the [   ] Committed Purchaser shall increase its Commitment to the amount set forth as the “Commitment” under the signature of the [   ] Committed Purchaser hereto].

SECTION 3. Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing commercial paper notes or other senior indebtedness issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.

SECTION 4. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF). This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(Signature Pages Follow)

Exhibit D-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[ ], as a Conduit Purchaser

By:

Name Printed:

Title:

[Address]

[ ], as a Committed Purchaser

By:

Name Printed:

Title:

[Address]
[Commitment]

[ ], as Group Agent for [ ]

By:

Name Printed:

Title:

[Address]

Exhibit D-3

as Seller

By:

Name Printed:

Title:

Exhibit D-4

EXHIBIT E

FORM OF LOCK-BOX TRANSFER NOTICE

[Date]

Postmaster

United States Postal Service

[P.O. BOX ADDRESS]

Re:	P.O. Box No. [ ]

Dear Sir or Madam:

Please be informed that Jarden Receivables, LLC, the box customer for P.O. Box No. [    ] hereby requests that effective immediately the box customer for P.O. Box No. [   ] be changed to Royal Bank of Canada, as Administrative Agent for the Purchasers under that certain Receivables Purchase Agreement, dated as of October 2, 2023, as the same may be amended, restated, supplemented or otherwise modified. Thank you.

JARDEN RECEIVABLES, LLC

By:

Name:
Title:

Exhibit E

EXHIBIT F

Reserved

Exhibit F

EXHIBIT G

Form of Information Package

(On file with Administrative Agent)

Exhibit G

EXHIBIT H

Form of Compliance Certificate

To: Royal Bank of Canada, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of October 2, 2023 among Jarden Receivables, LLC (the “Seller”), Newell Brands Inc., as Servicer (the “Servicer”), the Purchasers party thereto, the Group Agents party thereto, and Royal Bank of Canada, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected       of the Servicer.

2. I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Seller during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Termination or an Unmatured Event of Termination, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4. Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5. Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit H

The foregoing certifications are made and delivered this     day of     , 20   .

[ ]

By:

Name:
Title:

Exhibit H- 2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A. Schedule of Compliance as of      , 20    with Section 8.02(a)(viii) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:      .

B. The following financial statements of the Parent and its Subsidiaries for the period ending on      , 20  , are attached hereto:

Exhibit H- 3

EXHIBIT I

Closing Memorandum

(Attached)

Exhibit I

SCHEDULE I

Commitments

Royal Bank of Canada

Party	Capacity	Commitment
Royal Bank of Canada	Committed Purchaser	Seasonal Period Commitment: $225,000,000 Non-Seasonal Period Commitment: $275,000,000

Schedule I-1

SCHEDULE II

COLLECTION ACCOUNTS; COLLECTION ACCOUNT BANKS AND LOCK-BOXES

BANK NAME	LOCK-BOX NUMBER	COLLECTION ACCOUNT NUMBER
BANK OF AMERICA	n/a	5801010603
BANK OF AMERICA	416442	9429375420
BANK OF AMERICA	41163	9429375420
BANK OF AMERICA	405037	9429375420
BANK OF AMERICA	n/a	4636054617
BANK OF AMERICA	3750	9429382540
JPMORGAN CHASE	915170	304194425
JPMORGAN CHASE	915199	304267600
JPMORGAN CHASE	n/a	304657883
JPMORGAN CHASE	735515	835953289
JPMORGAN CHASE	n/a	888362701
NORTHERN TRUST	91167	2732580
NORTHERN TRUST	n/a	2732599

Schedule II-1

SCHEDULE III

Notice Addresses

(A)	in the case of the Seller, at the following address:

Jarden Receivables, LLC

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention: Chief Legal Counsel and Corporate Secretary

Telephone No.: (770) 418-7710

E-mail: Bradford.Turner@Newellco.com; Robert.Westreich@Newellco.com

(B)	in the case of the Servicer, at the following address:

c/o Newell Brands Inc.

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention: Chief Legal Counsel and Corporate Secretary

Telephone No.: (770) 418-7710

E-mail: Bradford.Turner@Newellco.com; Robert.Westreich@Newellco.com

(C)	in the case of the Administrative Agent, at the following address:

Royal Bank of Canada

200 Vesey Street

New York, New York 10281-8098

Attention: Securitization Finance

Telephone: (212) 428-6537

Facsimile: (212) 428-2304

Email: conduit.management@rbccm.com

With a copy to:

RBC Capital Markets

Two Little Falls Center

2751 Centerville Road

Suite 212

Wilmington, DE 19808

Attention: Securitization Finance

Telephone: (302) 892-5903

Facsimile: (302) 892-5900

Email: conduit.management@rbccm.com

Schedule III-1

(D)	in the case of RBC, as a Committed Purchaser, at the following address:

Royal Bank of Canada

Royal Bank Plaza, North Tower

200 Bay Street

2nd Floor

Toronto Ontario M5J2W7

Attention: Securitization Finance

Telephone: (416) 842-3842

Email: conduit.management@rbccm.com

With a copy to:

Royal Bank of Canada

Two Little Falls Center

2751 Centerville Road

Suite 212

Wilmington, DE 19808

Telephone: (302) 892-5903

Email: conduit.management@rbccm.com

(E)	in the case of Thunder Bay Funding LLC, as a Conduit Purchaser, at the following address:

Thunder Bay Funding, LLC

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120

Melville, NY 11747

Attention: Kevin Burns

Telephone: (631) 587-4700

Facsimile: (212) 302-8767

Email: twong@gssnyc.com; wsmith@gssnyc.com

With a copy to:

RBC Capital Markets

Two Little Falls Center

2751 Centerville Road

Suite 212

Wilmington, DE 19808

Attention: Securitization Finance

Telephone: (302) 892-5903

Facsimile: (302) 892-5900

Email: conduit.management@rbccm.com

Schedule III-2

(F) in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III-3

SCHEDULE IV

Reserved

Schedule IV-1

SCHEDULE V

Obligor Excluded Receivables

1. Any Receivable that was originated by The Yankee Candle Company, Inc. for which the Obligor is Autozone, Inc., Advance Auto Parts, Inc., The Pep Boys - Manny, Moe & Jack or O’Reilly Automotive Stores, Inc.

2. Any Receivable for which the Obligor is Toys “R” Us, Inc. or any of its affiliates.

3. Any Receivable that was originated by Newell Brands Distribution LLC for which the Obligor is Walmart Inc. or any of its affiliates.

4. Any Receivable that was originated by Newell Brands Distribution LLC for which the Obligor is Sam’s West Inc. or any of its affiliates.

5. Any Receivable that was originated by Newell Brands Distribution LLC for which the Obligor is Sam’s East, Inc. or any of its affiliates.

6. Any Receivable that was originated by Newell Brands Distribution LLC for which the Obligor is Target Corporation or any of its affiliates

7. Any Receivable that was originated by Newell Brands Distribution LLC for which the Obligor is Amazon.com, Inc. or any of its affiliates.

8. Any Receivable that was originated by Newell Brands Distribution LLC for which the Obligor is The Home Depot, Inc. or any of its affiliates.

9. Any Receivable that was originated by Newell Brands Distribution LLC for which the Obligor is Costco Wholesale Corporation or any of its affiliates.

10. Any Receivable originated by Newell Brands Distribution LLC for which the Obligor is any of (a) The Kroger Co. or any of its affiliates, (b) W.W. Grainger, Inc. or any of its affiliates, (c) Dollar General Corporation or any of its affiliates, (d) Lowe’s Companies, Inc. or any of its affiliates, (e) Kohl’s Corporation or any of its affiliates; (f) Walgreens Boots Alliance, Inc. or any of its affiliates or (g) Cintas Corporation or any of its affiliates.

Schedule V-1

SCHEDULE VI

LIST OF ORIGINATORS

NAME OF ORIGINATOR	FEDERAL EMPLOYER IDENTIFICATION NUMBER
Marmot Mountain, LLC	73-1706851
The Yankee Candle Company, Inc.	04-2591416
Newell Brands Distribution LLC	32-0403470

Schedule VI-1